Registration Number:


                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                            WILON ENERGY GROUP, INC.
                          -----------------------------
                             (Name of small business
                             issuer in its charter)


       Delaware                      1311                       65-1185663
-----------------------   ----------------------------      -------------------
(State of incorporation   (Primary Standard Industrial       (I.R.S. Employer
   or jurisdiction         Classification Code Number)      Identification No.)
   of organization)


        931 Ashland Terrace, Chattanooga Tennessee 37415 (800) 509-8853
--------------------------------------------------------------------------------
          (Address and telephone number of principal executive offices)


        931 Ashland Terrace, Chattanooga Tennessee 37415 (800) 509-8853
--------------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)

 Harry Thompson, 931 Ashland Terrace, Chattanooga Tennessee 37415 (800) 509-8853
--------------------------------------------------------------------------------
           (Name, address, and telephone number of agent for service)

     Copies to:
     Joel Pensley, Esq.
     211 Schoolhouse Road
     Norfolk, Connecticut 06058
     Phone: (860) 542-1122
     Fax:   (626) 608-3076

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of the registration statement until such time that all of the shares of common stock registered hereunder have been sold.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                            ------------------------

                         CALCULATION OF REGISTRATION FEE

                                          Proposed     Proposed
      Title of                             Maximum      Maximum
   Each Class of              Amount      Offering     Aggregate    Amount of
 Securities Being             Being       Price Per    Offering   Registration
    Registered              Registered     Unit (1)     Price(1)       Fee
-------------------------------------------------------------------------------

Shares of common stock      1,879,000      $ 0.50     $  939,500     $ 86.44
owned by existing
stockholders

Shares of common stock
to be resold by investor
pursuant to stock
purchase agreement          3,000,000      $ 0.50     $1,500,000      138.00

                                                     -----------    ----------
TOTAL                                                 $2,795,700     $224.44


(1) Estimated solely for the purposes of computing the registration fee pursuant to Rule 457.

     The registrant hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that the registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR DOES IT SEEK AN OFFER TO BUY, THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to completion: Dated May 15, 2003

PROSPECTUS

                              WILON ENERGY GROUP, INC.

                        4,870,000 SHARES OF COMMON STOCK


     This prospectus relates to the resale by the selling stockholders who presently own our shares of common stock of 1,879,000 shares of our common stock. The selling stockholders may sellshares at $.50 per share from time to time until a market develops and thereafter at the prevailing market price or in negotiated transactions. All the shares offered are currently outstanding. None of our affiliates are selling stockholders. We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

     In addition, we registering up to an aggregate of 3,000,000 shares for resale by Colebrook, Inc. (2,400,000 shares) and Shayna Consulting, Inc. (600,000 shares) which they may acquire in private placements under stock purchase agreements. In addition to being selling stockholders, the investors are considered to be underwriters within the meaning of the Securities Act of 1933 with respect to these shares.

     The investors may sell our common stock at prices and on terms determined by the market or in negotiated transactions. We will not receive any proceeds from the sale of shares by the investors; however, we will receive proceeds from the investors to the extent they acquire our common stock under the stock purchase agreements. We are not required to sell any shares to the investors under the stock purchase agreements and we may decide not to do so. A description of the agreements is found beginning on page 4 of the prospectus.

     The investors may use this prospectus in connection with sales of up to an aggregate of 3,000,000 shares of our common stock.

     AS YOU REVIEW THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED IN "RISK FACTORS" BEGINNING ON PAGE 4.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR DOES IT SEEK AN OFFER TO BUY, THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


            The date of this prospectus is                   , 2003.

                               TABLE OF CONTENTS
                                                                           PAGE
                                                                           ----

Prospectus Summary.....................................................     3
Information About ouf Stock Purchase Agreement with Colebrook, Inc.
  and Shayna Consulting, Inc...........................................     3
The Offering...........................................................     4
Summary Financial Information..........................................     5
Risk Factors...........................................................     7
Capitalization.........................................................    10
Dividend Policy........................................................    10
Management's Discussion and Analysis of Financial Condition
  and Results of Operations............................................    11
Our Business...........................................................    16
Management.............................................................    23
Certain Related Party Transactions.....................................    26
Principal Stockholders.................................................    27
Description of Securities..............................................    28
Selling Stockholders...................................................    29
Plan of Distribution of Shares of Existing Stockholders ...............    31
Stock Purchase Agreement...............................................    32
Investors' Plan of Distribution........................................    35
Shares Eligible for Future Sale........................................    27
Where You Can Find More Information....................................    38
Legal Proceedings......................................................    38
Legal Matters..........................................................    38
Experts................................................................    38
Financial Statements...................................................    F-1

                            ------------------------

     You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information in the prospectus including our financial statements and notes to those statements appearing elsewhere in the prospectus. The prospectus contains forward-looking statements based on current expectations of our company and our industry. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of the factors described in the "Risk Factors" section and elsewhere in the prospectus.

     We are an independent natural gas and oil company engaged, through our wholly-owned subsidiary, Wilon Resources, Inc., in exploration, development and production activities in the Appalachian Basin, particularly in Wayne County, West Virginia and Magoffin County, Kentucky. Our business strategy focuses primarily on the acquisition of proved developed and undeveloped properties and on the enhancement and development of these properties. We operate gas wells in which we own the entire or part of the working interest and also own and operate gas transmission lines in Wayne County, West Virginia which gather natural gas from our wells. We also lease 1,000 acres in Magoffin County, Kentucky adjacent to two wells which we have completed and which are producing.


              INFORMATION ABOUT OUR STOCK PURCHASE AGREEMENTS WITH
                   COLEBROOK, INC AND SHAYNA CONSULTING, INC.

     We have entered into stock puchase agreements with Colebrook and Shayna Consulting to raise up to $1.5 million ($1.2 million from Colebrook and $300,000 to Shayna Consulting) through a series of sales of our common stock. The dollar amount of each sale is limited by our common stock's price and a minimum period of time that must elapse between each sale. Each sale will be to both investors in the ratio of 4:1. In turn, the investors will either hold our stock in their own portfolios, sell our stock in the open market, or place our stock through negotiated transactions with other investors. The prospectus covers the resale of our stock by the investors either in the open market or to other investors.

     The stock purchase agreements provide that from time to time, upon our providing written notice but not more often than every seven trading days, over a two year period following the date our stock commences trading, the investors will purchase our common stock from us. We decide, in our sole discretion (without any penalties for non-use), whether and the extent to which we wish to require the investors to purchase our common stock. We choose the dates and the number of shares we sell to the investors.

     We may sell an aggregate of between $20,000 and $40,000 of our common stock, each time, at 70% of the average closing bid price for the five trading days preceding the notice of our intention to sell our stock. In order for us to sell our shares to the investors, the trading volume for the five preceding days must average at least 25,000 shares per day. An investor may not purchase our shares of common stock if, at the conclusion of any purchase, that investor would hold in excess of 9.9% of our issued and outstanding common stock. We intend to use proceeds of stock sales to the investors for working capital.

     Our agreements with the investors are not a convertible debenture, convertible preferred stock, or similar type of investment instrument. In addition, we are not borrowing from the investors as with a conventional cash line of credit.

                                  THE OFFERING

Shares offered by the selling
  stockholders who are holders
  of their shares as of the date
  of the prospectus..............  1,879,000 shares of common stock

Shares offered for resale
  pursuant to the stock
  purchase agreement.............  A maximum of 3,000,000 shares of common stock

Offering price of ahares.........  The  shares  underlying  the  stock  purchase
                                   agreementS, the resale of which are being registered hereunder, are being offered to Colebrook, Inc. and Shayna Consulting, Inc. from to time at 70% of the then current mar-ket price.

Common stock outstanding.......... 12,279,000 shares


Common stock to be................ 15,279,000 shares.
 outstanding after the             Pursuant to the  terms of the stock  purchase
 private placement pursuant        agreement  with  Colebrook, Inc.  and  Shayna
 to the Stock Purchase Agreement   Consulting, Inc.,  we  are  not obligated  to
                                   sell any of our shares, unless it is bene-ficial to us.

                         SUMMARY FINANCIAL INFORMATION

SUMMARY FINANCIAL INFORMATION

     The following table sets forth our summary unaudited financial data as of December 31, 2001 and 2002 and for the years ended September 30, 2001 and 2002.

Statement of Operations
-----------------------
                                                Three months ended December 31,
                                                     2001             2002
                                                  ---------         ---------
                                                  Unaudited         Unaudited
                                                  ---------         ---------
Revenues:
  Gas and drilling program sales                $  230,000         $   83,233
  Royalty income                                         0             76,749

  Sales of interest in gas
    producing properties                            48,000                483
                                                   -------            -------
    Total revenues                                 278,000            160,465
                                                   -------            -------

Cost of gas and drilling production                 15,335              5,549
Selling, general and administrative                198,241            114,863
Depreciation, depletion and amortization             4,325              6,717
                                                   -------            -------
         Total expenses                            217,901            127,129
                                                   -------            -------

Operating income                                    12,099             33,336

Interest income                                        231                  0
Interest (expense)                                       0                  0

          Net Income                            $   12,330          $  33,336
                                                   =======            =======
Basic and diluted earnings
  per common share                              $     0.00          $    0.00
                                                ==========         ==========
Weighted average shares outstanding,
  basic and diluted                             10,400,000         10,400,000
                                                ==========         ==========

                                               For the years ending December 31,
                                                    2001              2002
                                                 ----------        ----------
Revenues:
  Gas and drilling program sales                $  245,142         $  566,546
  Royalty income                                         0             49,959

  Sales of interest in gas
    producing properties                           337,953             96,100
                                                   -------            -------
    Total revenues                                 583,095            712,605
                                                   -------            -------

Cost of gas and drilling production                145,641            239,293
Selling, general and administrative                419,897            427,875
Depreciation, depletion and amortization             9,570              9,725
                                                   -------            -------
         Total expenses                            575,108            676,893
                                                   -------            -------

Operating income                                     7,987             35,712
Interest income                                        437              1,137
Interest (expense)                                  (3,005)            (3,419)
                                                    -------            -------
          Net Income                            $    5,419         $   33,430
                                                   -------            -------
Basic and diluted earnings
  per common share                              $     0.00         $     0.00
                                                ==========         ==========

Weighted average shares outstanding,
  basic and diluted                             10,400,000         10,400,000
                                                ==========         ==========

                                  RISK FACTORS

     You should carefully consider the following factors in addition to the other information in this prospectus, including the financial statements and related notes, before investing in our common stock. These risk factors are all those which we believe are material to our business. Risks and uncertainties that we do not presently know about or that we currently believe are immaterial may also impair our business. If any of the following risks actually occurs, our business, financial condition or results of operations will likely suffer.

The prices we receive for our gas are volatile and, in the event of an extended downtown in prices, will result in a decrease in revenues and an erosion in our financial condition.
--------------------------------------------------------------------------------

     Our reserves, profitability and future rate of growth are substantially dependent upon prevailing prices for natural gas. Such prices can be volatile. Prices are affected by market supply and demand factors, regional pricing variations, governmental action and weather conditions. Thus, we cannot estimate future prices for natural gas with any reliability. Almost all our revenues come and are anticipated to come from the sale of natural gas. Any significant or extended decline in the prices of natural gas could have a material adverse effect on our revenues and thus our financial condition.

Any reduction in the Appalachian gas price premium  will hurt our revenues.
-----------------------------------------------------------------------

     Spot prices for natural gas sold from Appalachian wells historically have been higher than those for gas produced in the Gulf Coast and the Mid-Continent, because of the geographic proximity to the Northeast gas markets. No assurance can be given that this price advantage will continue. If the Appalachian gas price premium decreases or disappears, our revenues would be reduced and profits could disappear.

Our reserve estimates are uncertain and may prove to be less than anticipated in which case our ability to generate revenues in the future will be jeopardized.
------------------------------------------------------------------------------

     Estimates of our proved reserves and future net revenues are based on engineering reports prepared by independent petroleum engineers. Natural gas reserves cannot be measured in an exact way, and estimates of other engineers might differ materially. Certain events, including production history, acquisitions and sales of properties, changes in prices and further development could result in increases or decreases of estimated proved reserves or estimates of future net earnings. Our estimates of future cash flows reflect average natural gas and oil prices of $3.00 per 1,000 cubic feet, known as "mcf.". There can be no assurance, however, that such prices will be realized or that the volumes projected will be produced. Future performance which is lower than the estimates derived from the engineering reports could reduce our future revenues and profits.

We face risks in acquiring and drilling wells in that they may not produce as anticipated or at all with a consequential adverse affect on our revenues and profits.
--------------------------------------------------------------------------------

     The future success of our operations will be largely dependent upon our ability to replace and expand our gas and oil reserves through the acquisition of producing properties and the development of natural gas reserves. Without successful acquisitions and exploitation, exploration and development operations, we will not be able to replace the reserves depleted by production, and our revenues will decline over time. Successful acquisition of producing properties generally requires, among other things, accurate assessments of recoverable reserves, future natural gas prices, operating costs and potential environmental risks and other liabilities. Such assessments are necessarily inexact and their accuracy is inherently uncertain. Development of our natural gas reserves involves the risk that no commercial production will be obtained or that production will be insufficient to recover drilling and completion or cleaning and reworking costs. Drilling also may be curtailed, delayed or canceled as a result of many factors, including, among other things, unacceptably low prices, title problems, weather conditions, labor shortages and equipment delivery problems.

We may not be able to market our natural gas and thus fail to generate revenue from gas we are capable of producing from our wells.
--------------------------------------------------------------------------------

     The availability of a ready market for our gas depends on numerous factors beyond our control, including, among other factors, the demand for and supply of natural gas, the proximity of our natural gas and oil reserves to pipelines, the capacity of such pipelines, the cooperation of pipeline owners, general economic conditions, fluctuations in seasonal demand and the effects of inclement weather and governmental regulation. In addition, even if we enter into natural gas purchase arrangements, we may subject to the risk of periodic reduced purchases, flexible pricing or access to pipelines. Any significant reduction or curtailment of production for an extended period of time will reduce or our revenues and reduce or eliminate our profits.

We face operating hazards and environmental risks which could subject us to litigation or prevent from producing natural gas from our wells which could destroy our business.
--------------------------------------------------------------------------------

     We are subject to all risks normally incident to the development, production and transmission of natural gas, including pipeline leaks, uncontrollable flows of gas, oil, brine or well fluids into the environment, fires, explosions, cratering, pollution and other environmental risks. The occurrence of any of these hazards could, nonetheless, result in substantial losses due to damage or destruction of gas and oil wells, formations or production facilities, damage or injury to property and persons or suspension of operations. We maintain insurance coverage, in amounts and against risks which we believe to be appropriate, taking into account our size and the scope of our operations. Our insurance policies, however, have standard exclusions. Losses can occur from an uninsurable risk or in amounts more than existing insurance coverage. The occurrence of an event, which is not insured or not fully insured, would reduce our cash, and our earnings and could destroy our business.

As manager of our natural gas well investment programs we may be subject to liability for our obligations with respect to their operations.
--------------------------------------------------------------------------------

     We have sold interests in wells to investors and intend to do so in the future. The interests in these programs constitute securities; and we are subject to potential liability to our investors in these programs, including the possible return of their investment and damages, for failure to comply with applicable federal and state securities laws and regulations. We could also be enjoined from selling additional programs. Such liability could destroy our business.

Our revenue model may not be successful and our business may decline.
---------------------------------------------------------------------

     Our revenue model calls for increased production from existing wells and production from new wells. It also calls for our ownership of the entire working interest of the wells we acquire and for the formation of gas well partnerships and other ventures We can give no assurance that this revenue model will be successful. If it is not successful, our plans to expand production will not come to fruition and our revenues and earnings will decline.

We depend on income from a narrow range of activities so that we cannot leverage any adverse economic circumstances with revenues from other businesses.
--------------------------------------------------------------------------------

     We intend to derive our revenue from the purchase and development of gas wells in Appalachia. We cannot predict our total revenue as that is a function of the productive capacity of our existing and future wells and the price we receive for the gas we sell. If revenues from Appalachia gas wells do not materialize or are not as robust as we predict, our business and hence our financial condition would decline and our operations could cease.

We may be unable to obtain sufficient funds from the stock purchase agreements with the investors to meet our needs in which event we will not be able to expand.
--------------------------------------------------------------------------------

     When we desire to obtain funds for our business through the stock purchase agreements with Colebrook and Shayna Consulting , the volume of trading may too low to sell stock to the investors, or the market price of our stock may result in unacceptable dilution or any sale may result in either of the investors' owning more than 9.9% of our issued and outstanding common stock which would prohibit us from selling our stock to that investor. As a result, we may be unable to obtain any or sufficient funds from the stock purchase agreements to meet our financial needs for completing, drilling or cleaning bondin. Thus, we will not be able to expand our business.

An active market for our common stock may not develop, making it difficult for you to sell your stock and preventing us from raising money through our stock purchase agreements.
--------------------------------------------------------------------------------

     Prior to the date of the prospectus, there has been no public market for our common stock. It is uncertain the extent to which a trading market will develop or how liquid that market might become. An illiquid market for our stock may result in price volatility and poor execution of buy and sell orders for investors. Historically, stock prices and trading volumes for newly public companies fluctuate widely for a number of reasons, including some reasons that may be unrelated to their business or results of operations. The price of our common stock may be low and our volume below that which we need to sell our stock to Colebrook and Shayna Consulting pursuant to the stock purchase agreements. Thus, the possibility of funding our ongoing operations and expansion will cease in the event an active trading market does not develop.

The exercise of our rights to sell our common stock may substantially dilute the interests of other security holders.
--------------------------------------------------------------------------------

     We will issue shares to the investors upon exercise of our rights to sell our common stock under the stock purchase agreement at a price equal to 70% of the average closing bid price for the five days preceding the date we give notice of our intention to exercise any put. Accordingly, the sale of our stock to the investors under the stock purchase agreement may result in substantial dilution to other holders of our common stock. Depending on the price per share of our common stock, we may need to register additional shares for resale to access the full amount of financing available.

     Registering additional shares could have a further dilutive effect on the value of our common stock. If we are unable to register the additional shares of common stock, we may experience delays in, or be unable to, access some of the $1.5 million available under the stock purchase agreement. In addition, resale of the shares purchase by the investors may put downnward pressure on the price of our common stock which would further dilute our stockholders' interest.

                                   CAPITALIZATION

     The following table sets forth our capitalization as of December 31, 2002.

                                                                 December 31,
                                                                     2002
                                                                 -----------
                                                                  (Unaudited)

Long-term debt (related party)                                  $       -0-
                                                                   ---------
Shareholders' equity:

Preferred stock $.001 par value;
    Authroized 10,000,000 shares; issued
    And outstanding -0- shares

Common stock $.001 par value;
   authorized 50,000,000 shares; issued
   and outstanding 10,400,000 shares                                 10,400

Retained earnings                                                   717,360
                                                                   ---------
Total shareholders' equity (deficiency)                             727,760
                                                                   ---------
Total capitalization                                            $   727,760
                                                                   =========

                                DIVIDEND POLICY

     We have not declared or paid any cash dividends on our capital stock and do not anticipate paying any cash dividends in the foreseeable future.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

Overview
--------

     The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and notes appearing elsewhere in the prospectus.

     It is difficult for us to forecast our revenues or earnings accurately. We believe that future period-to-period comparisons of our operating results may not be meaningful and should not be relied upon as an indication of future performance as we have and will have no backlog of orders. Our operating results in one or more future quarters may fall below investor expectations which, assuming our common stock trades on a recognized market, would almost certainly cause the future trading price of our common stock to decline. You should read the following discussion together with the consolidated financial statements and their accompanying notes, included elsewhere in the prospectus.

     We are engaged in the acquisition and enhancement of developed natural gas producing properties and the exploration, development and efficient production of undeveloped natural gas properties which we own in whole or in part. We derive our revenues from our own gas production, well operations, gas gathering, transportation and gas marketing services we provide for third parties who own interests in wells we operate. We also derive income from the sale of interests in our gas producing properties.

Critical Accounting Policies and Estimates
------------------------------------------

     Our results of operations are based on the preparation of financial statements in conformity with accounting principles generally accepted in the United States. The preparation of financial statements requires management to select accounting policies for critical accounting areas as well as estimates and assumptions that affect the amounts reported in the consolidated financial statements. Significant changes in assumptions and/or conditions in our critical accounting policies could materially impact our operating results.

     Our significant accounting policies are described in Note A to the financial statements. We believe our most critical accounting policies include revenue recognition as it relates to the method of accounting for gas properties, recognition of income and costs, deferred revenue and accounting for income taxes.

     We use the successful efforts method of accounting for gas producing activities. Under successful efforts, costs to acquire mineral interests in gas properties, to drill and equip exploratory wells that find proved reserves, and to drill and equip developmental wells are capitalized. Costs to drill exploratory wells that do not find proved reserves, costs of developmental wells on properties the we have no further interest in, geological and geophysical costs, and costs of carrying and retaining unproved. properties are expensed. Unproved gas properties that are significant are periodically assessed for impairment of value and a loss is recognized at the time of impairment by providing an impairment allowance. Other unproved properties are expensed when surrendered or expired.

     When a property is determined to contain proved reserves, the capitalized costs of such propertiesare transferred from unproved properties to proved properties and are amortized by the unit-of-production method based upon estimated proved developed reserves. To the extent that capitalized costs of groups of proved properties having similar characteristics exceed the estimated future net cash flows, the excess capitalized costs are written down to the present value of such amounts. Estimated future net cash flows are determined based primarily upon the estimated future proved reserves related to our current proved properties and, to a lesser extent, certain future net cash flows related to operating and related fees due us related to our management of various partnerships. We follow Statement of Financial Accounting Standards ("SFAS") No. 121 which requires a review for impairment whenever circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is recorded as impaired properties are identified.

     On sale or abandonment of an entire interest in an unproved property, gain or loss is recognized, taking into consideration the amount of any recorded impairment. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained. The carrying cost of unproved properties is not significant.

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates that will apply in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Since we have Section 29 tax credits in excess of any tax liability, there are no deferred taxes arising from the timing differences of the deferred income liability.

     As of September 30, 2002 and December 31, 2002, we had deferred income in the amount of $306,996 and $230,247, respectively, which is recognized as long-term debt. This income will be recognized as production is established and matched toward this income. For the three months ended December 31, 2002, approximately $76,749 was allocated as earned during this period. The following table is a review of the results of our operations for the fiscal year ended September 30, 2001 and 2002 and three months ended December 31, 2001 and 2002. All items in the table are calculated as a percentage of total revenues.

                                        Fiscal Years Ended    Three Months Ended
                                           September 30,          December 31,
                                       -------------------    ------------------
                                          2002       2001       2002      2001
                                       -------------------    ------------------
                                                                  Unaudited
                                                                  ---------
Revenues:
  Gas and drilling program
    Sales                                79.5%      42.0%       51.9%    82.7%
  Royalty income                          7.0%       0.0%       47.8%     0.0%
Sales on Interest in gas producing
  Properties                             13.5%      58.0%        0.3%    17.3%
                                        ------     ------       -----    -----
Total Revenues                          100.0%     100.0%      100.0%   100.0%
Expenses:
  Gas production and drilling costs      33.6%      25.9%        3.5%     5.5%
  General and administrative  .          60.0%      72.0%       71.6%    71.3%
  Depreciation, depletion and
     Amortization                         1.4%       1.6%        4.2%     1.6%
  Interest (net)                          0.3%       0.5%        0.0%     0.0%

Net Income                                4.7%       0.9%       20.8%     4.4%
                                          ====       ====       =====     ====

     The following discussion and analysis reviews our results of operations and financial condition for the years ended September 30, 2001 and 2002 and for the three months ended December 31, 2001 and 2002. This review should be read in conjunction with the Financial Statements and other financial data presented elsewhere herein.

COMPARISON OF THE YEAR ENDED SEPTEMBER 30, 2002 TO THE YEAR ENDED
DECEMBER 31, 2001.
--------------------------------------------------------------------------------

     The following statement of income shows the results of operations for the year ended September, 2002 and the comparable year ended September 30, 2001 and the results of operations for the three months ended December 31, 2002 and the comparable three months ended December 31, 2001.

     Information presented below and in the following discussion which relates to the year ended September 30, 2001 and 2002 was derived from audited financial information.
                                                    Year ended September 30,
                                                     2001             2002
                                                    ------           ------
Revenues:
  Gas and drilling program sales                  $  245,142       $  566,546
  Royalty income                                      49,959                0
  Sales of interest in gas
    producing properties                             337,953           96,100
                                                  ----------       ----------
    Total revenues                                   583,095          712,605
                                                  ----------       ----------

Cost of gas and drilling production                  145,641          239,293
Selling, general and administrative                  419,897          427,875
Depreciation, depletion and amortization               9,570            9,725
                                                  ----------       ----------
    Total expenses                                   575,108          676,893

Operating income                                       7,987           35,712

Interest income                                          437            1,137
Interest (expense)                                    (3,005)          (3,419)
                                                   ----------       ----------

    Net Income                                      $  5,419        $  33,430

                                               Three months ended December 31,
                                                     2001             2002
                                                    ------           ------
                                                           Unaudited
                                                           ---------

Revenues:
  Gas and drilling program sales                  $  230,000        $  83,233
  Royalty income                                      76,749                0
  Sales of interest in gas
    producing properties                              48,000              483
                                                  ----------       ----------
    Total revenues                                   278,000          160,465

Cost of gas and drilling production                   15,335            5,549
Selling, general and administrative                  198,241          114,863
Depreciation, depletion and amortization               4,325            6,717
                                                  ----------       ----------
    Total expenses                                   217,901          127,129

Operating income                                      12,099           33,336

Interest income                                          231                0
Interest (expense)                                         0                0
                                                  ----------       ----------

    Net Income                                    $   12,330        $  33,336

Revenues
--------

     Revenues from gas and drilling program sales increased $321,404 from revenue of $245,142 for the year ended September 30, 2001 to $566,546 for the year ended September 30, 2002. There was a $146,767 reduction in revenue for the three months ended December 31,2002 of $83,233 as compared to revenue of $230,000 for the three months ended December 31, 2001.

     Royalty income increased by $49,959 for the year ended September 30, 2002 as compared to $-0- for the year ended September 30, 2001. Royalty income increased by $76,749 for the three months ended December 31, 2002 as compared to $-0- for the three months ended December 31, 2001.

     Sales of interests in gas producing properties decreased by $241,853 from revenues earned through program sales aggregating $96,100 for the year ended September 30, 2002 as compared to revenue from program sales of $337,953 for the year ended December 31, 2001.

Expenses
--------

     The cost of gas and drilling production increased by $93,652 from costs aggregating $239,293 for the year ended September 30, 2002 as compared to $145,641 for the year ended September 30, 2001.

     The cost of gas and drilling production decreased by $9,789 from costs aggregating $5,549 for the three months ended December 31, 2002 as compared to $15,335 for the the months ended December 31, 2001.

     Selling, general and administrative expenses increased by $7,978 from costs aggregating $427,875 for the year ended September 30, 2002 as compared to $419,897 for the year ended September 30, 2001.

     Selling, general and administrative expenses decreased by $ 83,378 from costs aggregating $114,863 for the three months ended December 31, 2002 as compared to $198,241 for the three months ended December 31, 2001.

     Depreciation, depletion and amortization increased $155 to $9,725 in the year ended September 30, 2002 compared to $9,570 in the year ended September 30 2001.

     Depreciation, depletion and amortization increased $2,392 to $6,717 for the three months ended December31, 2002 as compared to $4,325 for the three months ended December 31, 2001.

     Operating income from operations for the year ended September 30, 2002 increased by $27,725 to $35,712 as compared to $7,987 for the year ended September 30, 2001. The increase in income from operations was primarily due to a combination of the items discussed above.

     Operating income from operations for the three months ended December 31, 2002 increased by $21,237 to $33,336 as compared to $12,099 for the three months ended December 31, 2001 The increase in income from operations was primarily due to a combination of the items discussed above.

     Net interest expense decreased by $2,568 to $2,282 for the year ended September 30, 2002 as compared to $2,568 for the year ended September 30, 2001.

Inflation and Changes in Prices
-------------------------------

     Inflation affects our operating expenses as does interest rates, which may have an effect on our profitability. Gas prices have not followed inflation and have fluctuated widely during recent years as a result of other forces such as OPEC, economic factors, demand for and supply of natural gas in the United States and within our regional area of operation. Natural gas prices increased during the year ended September 30, 2002 and for the three months ended December 31, 2002 due to higher energy consumption during the summer of 2002, a much colder winter in 2002/2003 and to some extent a slight recovery in economic growth in the United States. As a result of these market forces, we received an average price of $3.64 per mcf for its natural gas in the year ended September 30, 2002 compared to $3.43 for 2001.

     We cannot predict the duration of the current condition of gas markets and prices, because of the forces noted above, as well as other variables, may change.

Liquidity and capital rsources
------------------------------

     Our cash position decreased by $6,243 from $6,659 at September 30, 2001 to $416 at September 30, 2002. We were funded through cash provided from operations of $58,502 as compared to being funded through borrowings of $33,180 for the year ended September 30, 2001. Our capital expenditures increased by $39,119 from $9,911 for the year ended September 30, 2001 as compared to $49,030 for the year ended September 30, 2002. Working capital at decreased by 38,379 from a positive working capital at September 30, 2001 of $4,510 to a negative $33,869 at September 30, 2002.

                                   OUR BUSINESS

Brief History of Oil and Gas Operations in Appalachia
-----------------------------------------------------

     According to the West Virginia Geological & Economic Survey, Native Americans recognized and perhaps used as a fuel source the "burning springs" and outflows of petroleum on the Little Kanawha, Kanawha, and Big Sandy rivers. Records show that the early settlers were also aware of the "burning springs" which were natural gas vents. George Washington visited one such burning spring, located on the Kanawha River, in 1775.

     The oil and gas industry in West Virginia began as an outgrowth of the salt industry. In the early 1800s, saltmakers frequently hit oil or gas in their drilling, but considered it a nuisance. In fact, so much oil was diverted to the Kanawha River by salt manufactures that it was long known as "Old Greasy" to the boatmen. Gas was first struck in a well drilled for salt at Charleston in 1815. Once the value of oil and gas was realized, the Great Kanawha Valley region became a pioneer in the discovery of petroleum by boring and in the use of oil and gas on a commercial scale. By 1826, oil was used for lamps in workshops and factories. The drilling tools, jars, and casing, first developed for the salt industry, became essential equipment to the petroleum industry.

     On the Little Kanawha River, near the Hughes River, was a stream called Burning Springs Run, named because there were two springs at its mouth from which natural gas escaped. As early as 1781, Thomas Jefferson described the brilliant flame which could be produced by thrusting a lighted candle into the escaping gas at this site. A salt brine well struck oil at 200 feet and produced 200 barrels of oil per day. The Burning Springs oil field was one of only two oil fields in America prior to the Civil War.

Area of Operations
------------------

     Appalachia is surrounded by major natural gas markets in the northeastern United States. This proximity to a substantial number of large commercial and industrial gas markets, including natural gas powered electricity plants, coupled with the relatively stable nature of Appalachian production and the availability of transportation facilities has resulted in generally higher wellhead prices for Appalachian natural gas than those prices available in the Gulf Coast and Mid-continent regions of the United States. Appalachia includes portions of Ohio, Pennsylvania, New York, West Virginia, Kentucky and Tennessee. Although Appalachia has sedimentary formations indicating the potential for deposits of gas and oil reserves to depths of 30,000 feet or more, most production in the Basin has been from wells drilled to a number of relatively shallow blanket formations at depths of 1,000 to 7,500 feet. These formations are generally characterized by long-lived reserves that produce for more than 20 years. Our drilling success rates and of other operators drilling to these formations historically have exceeded 90%.

     Long production life and high drilling success rates to these shallow formations has resulted in a highly fragmented, extensively drilled, low technology operating environment in Appalachia. As a result, there has been limited testing or development of productive and potentially productive formations at deeper depths. Although our management believes that significant exploration and development opportunities may exist in these deeper, less developed formations for those operators with the capital and technical expertise, we will not engage in drilling to such depths unless as part of a program in which investors put up substantially all the funds needed.


Cautionary Statement Regarding Industry Forecasts
-------------------------------------------------

     Market data and certain industry forecasts used throughout the Prospectus were obtained from internal surveys, market research, publicly available information and industry and federal government publications. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Similarly, internal surveys, industry forecasts and market research, while believed to be reliable, have not been independently verified and the Issuer does not make any representation as to the accuracy of such information.

Projctions of Natural Gas Usage and Pricing
-------------------------------------------

     We believe that the market for natural gas will grow in the future due to four main factors:

     o Efficiency. Relative to other energy sources, natural gas losses during transportation from source to destination are slight, averaging only about 9% of the natural gas energy.

     o Environmentally favorable. Natural gas is the cleanest and most environmentally safe of the fossil fuels.

     o Safety. The delivery of natural gas is among the safest means of distributing energy to customers, as the natural gas transmission system is fixed and is located underground.

     o Price. The deregulation of the natural gas industry and a favorable regulatory environment have resulted in end-users' ability to purchase natural gas on a competitive basis from a greater variety of sources.

     The United States Energy Information Administration of the Department of Energy in its Annual Energy Outlook 2002 with Projections to 2020 predicts that the price of natural gas is expected to be $3.26 per mcf in 2020.

     Total energy consumption is projected to increase from 99.3 to 130.9 quadrillion British thermal units (btu) between 2000 and 2020, an average annual increase of 1.4 percent. In 2020, this forecast is nearly 4 quadrillion Btu higher than in 2001, primarily due to higher projected energy demand in the commercial and transportation sectors.

     Demand for natural gas has increased at an average  annual rate of 2%, from
22.8 to 33.8 trillion cubic feet between 2000 and 2020, primarily due to rapid growth in demand for electricity generation.

Our History
------------

     Our operating subsidiary, Wilon Resources, Inc., was formed on October 1, 1998 to engage in the production of natural gas. From October, 1998 to February, 1999, we entered into 13 leases in Wayne County, West Virginia which contained a total of 31 producing natural gas wells, a gathering system, pipelines and meters. The leases, known as the Trace Fork Group, were with a number non-affiliated third parties and called for the payment of an annual acreage fee. In addition, the owners of the mineral rights receive a royalty on revenues of 12.5% after deduction of severance taxes and costs of maintaining the wells.

     Through 1999, we replaced three compressors in the system in order to more efficiently deliver natural gas and we also reworked all the wells, including cleaning them out, replacing valves and fittings, replacing tubing, improving access roads, repairing drainage systems, replacing parts of the gathering system and repairing and replacing parts of the pipelines. Sales of natural gas were made to three nonaffiliated companies. Presently, the majority of the wells on the Wayne County properties are undergoing routine maintenance.

     In January, 1999, we purchased 41 natural gas wells in Wayne County, West Virginia from Myers Drilling Company, Inc. The wells and leases encompass approximately six thousand acres. Thirty of the wells are presently being reworked. After the completion of the purchase of the property, we commenced to place a few of the operating natural gas wells into production. Pipe joints had to be replaced as the gas pressure exceeded the aggregate limits of the joints. Most of the wells had to be cleaned out, valves and fittings were replaced, meters repaired, tubing replaced, gathering system up graded, pipelines repaired and replaced, and the drainage system improved.

     We also acquired cquired an additional 17 natural gas wells in the same area of operation in September, 1999. These natural gas wells had not been in operation for a number of years and needed extensive work done to make them operational. The work included cleaning out, replacing valves and fittings, replacing tubing and laying of lines for the gathering system to deliver gas to the main pipeline. The propery has an additional 1500 acres of possible production.

Business Strategy
-----------------

     Our business strategy is to increase production, operating margins and cash flow by

     o    making  acquisitions  of natural gas wells or properties that will, in
          our  management's   opinion,  add  to  our  operating  results  and/or
          beneficial to our future strategic positioning;

     o through the exploration and development of our existing and acquired acreage base;

     o through selling a portion of our future gas production under fixed price contracts with varying expiration dates, using financial hedging instruments to realize a target price for a portion of our future gas production.

     o by improving profit margins through operational and technological efficiencies; and

     o    through the further expansion of our gas gathering systems.

Acquisitions
------------

     Our acquisition strategy focuses on natural gas wells and leases that can provide:

     o    enhanced cash flow,
     o    additional drilling and development opportunities,
     o    synergies with our existing properties,
     o    enhancement potential of current operations, and/or
     o    economies of scale and cost efficiencies.

Natural Gas Operations, Production and Development.
---------------------------------------------------

     Operations.
     -----------

     We contract for services performed on all of the wells in which we hold working interests. We seek to maximize the value of our natural gas properties through cleaning and reworking wells, operating cost reductions and equipment improvements.

     Our management travels to well sites on a regular basis and continuously reviews its properties to identify actions which could reduce operating costs and improve production.

Development.
-----------

     Our  exploration and  development  activities  have primarily  involved the
acquisition  of  proved   undeveloped   gas  properties  and  the  drilling  and
development of such properties.

Our Future Development Plans.
-----------------------------

Drilling New Natural Gas Wells
------------------------------

     With appropriate funding, we intend to drill new natural gas wells on our existing leases to the Devonian Shale formation at a target depth of about 3,500 feet. The cost for drilling these wells will be paid from our funds or by entering into ventures to share the working interest of the wells with other entities. Our management, based on its previous experience, estimates that the total costs for such drilling will be recovered within three years of the commencement of drilling. The productive life of these wells is estimated to be in excess of 20 years.

Natural Gas Wells located in Kentucky
-------------------------------------

     We have leased mineral rights with ten acre spacing in Magoffin County, Kentucky. In 2001, for investors, we drilled four wells to a depth about 2,500-3,000 feet into the Big Six formation, Each well averages 200 mfd. We retain a 25% working interest.

Sales of Working Interests in various wells
-------------------------------------------

     Between 1999 and 2001, we sold working interests in various natural gas producing wells. The terms of the sales were that the purchaser pay a down payment with the balance due within generally 12 months. If the working interests were not paid in full within the contracted time frame for payment, purchasers agreed to reassign to us their interests in the wells. At this time, all of the interests sold pursuant through down payments have been reassigned.

Recompletion of Natural Gas Wells
---------------------------------

     We presently lease approximately 15,000 acres in West Virginia that contain producing natural gas wells. A certain number of these wells will be selected for deepening approximately 1,500 feet to approximately 3,500 feet, the Devonian Shale formation. Completion will be in accordance with standard completion procedures for this area. The costs for this program will be funded by our funds, although we may consider raising money for this purpose from investors. We estimate, based on our experience, that the costs of deepening the wells should be recovered in three years based on present gas prices. The production life of these re-completed wells is estimated to be in excess of twenty years.

Reworking Existing Natural Gas Wells
------------------------------------

     We have leased a number of producing natural gas wells that need to be reworked in order to increase production. Reworking includes cleaning out the wells, drilling out sediment, setting and cementing new casing, replacing valves and fittings, repairing gathering systems and performing other maintenance.

     We estimate that the production life of these wells be significantly increased and should continue to produce for an additional ten years prior to another reworking procedure. Total productive life is estimated at twenty years.

The Process of Drilling Natural Gas Wells
-----------------------------------------

     If wells are drilled too close together, they would communicate with each other and each would draw off production from the other. Recently, some geologists question if Appalachian natural gas wells draw laterally or vertically. If vertically, then wells could be spaced closer together without affecting one another. The reason for this speculation is that many older wells which were shut-in for years have resumed production which supports the theory that they are fed from below. However, our wells are generally spaced one well every ten acres and will continue to be spaced apart.

     We drill wells through the use of specialized contractors to the target depth using air drilling equipment from a truck rig having a 25 foot mast. Pipe of 9 inches in diameter are set in the hole. Within that pipe, another pipe of 7 inches diameter is set and cement is pushed into the center pipe and comes up to fill the space between the pipes for a depth of several hundred feet. Finally, a six inch pipe is inserted in the middle which extends to the bottom of the hole and is cemented in place to cut off any water flow and to stabilize the hole.

     We then order a radiation log which indicates the rock formation and a temperature log. The logs indicate where to perferate. Strings of 50 caliber shells are set off electrically; and the shot perferates the casing and the cement - and opens up the formation. The shot is followed with approximately 500 gallons of 15% hydrochloric acid to open up the shot holes. Finally, stimulation or fracing by forcing sand and water under pressure through the shot holes is performed. An additional value of the sand is that it sand props up the holes. After clean up, the wells are ready for production.

     Prior to production, we install blow out preventers - large valves which can be shut if pressure bulds up. We also install appropriate values and meters, meter runs between the wells and the meters and meter houses to contain the meters. We start production slowly to prevent sand from blowing back int the wells and build up production over a period of months.

Title to Properties
-------------------

     We believe that we hold good and indefeasible title to our properties, in accordance with standards generally accepted in the natural gas industry. A title examination has been performed with respect to substantially all of our producing properties. Each of our leased properties represents a material portion of our holdings; and a title dispute could have adverse consequences for our production and retention of revenues from production of natural gas.

     Our properties are subject to royalties and other customary outstanding interests. Our properties are also subject to liens incident to operating agreements, current taxes, development obligations under natural gas leases and other encumbrances, easements and restrictions. We do not believe that any of these burdens will materially interfere with the use of our properties.

Natural Gas Sales
-----------------

     We sell the natural gas we produce to gas transmission companies, industrial end-users and utilities under contracts with terms ranging from one month to three years. As customary in the industry, virtually all of our contract pricing provisions are tied to a market index, with certain adjustments based on, among other factors, whether a well delivers to a gathering or transmission line, quality of natural gas and prevailing supply and demand conditions, so that the price of the natural gas fluctuates to remain competitive with other available natural gas supplies. As a result, our revenues from the sale of natural gas will suffer if market prices decline and benefit if they increase.

     At December 31, 2002, the weighted net average price of natural gas we produced sold at prices averaging $3.64 per mcf, depending upon well location, the date of the sales contract and other factors. Whenever feasible, we attempt to explore multiple market possibilities from each of our gathering systems in order to sell our natural gas at the highest prices.

     A variety of factors affect the market for natural gas, including the availability of other domestic production, natural gas imports, the availability and price of alternative fuels, the proximity and capacity of natural gas pipelines, general fluctuations in the supply and demand for natural gas and the effects of state and federal regulations on natural gas production and sales. The natural gas industry also competes with other industries in supplying the energy and fuel requirements of industrial, commercial and individual customers. We market our natural gas to natural gas utilities, pipelines and industrial and commercial customers, either directly through our gathering system, or utilizing transportation services provided by regulated interstate pipeline companies.

Financing
---------

     We have conducted well development drilling and reworking activities for our own account and for other investors. We intend to continue financing our well acquisition, reworking and development drilling from funds from warrant exercise, from reinvestment of positive cashflow from our present activities and from investors who would share working interests with us. We presently owns interests in two wells which were financed by investors.

Tax benefits
------------

Intangible Drilling Costs
-------------------------

     In general, intangible drilling costs, known as "IDC" consist of those costs which in and of themselves have no salvage value. Congress granted to the Treasury Secretary the authority to prescribe regulations that would allow taxpayers the option of deducting, rather than capitalizing, intangible drilling and development costs. The Secretary's rules state that, in general, the option to deduct IDC applies only to expenditures for drilling and development items that do not have a salvage value. We and any investors have the option of deducting IDC as an expense or capitalizing it over a 60-month period beginning in the month the expenditure is made.

     We also claim depreciation, cost recovery, and amortization deductions with respect to our basis natural gas property as permitted by the Internal Revenue Code. The cost of lease equipment and well equipment, such as casing, tubing, tanks, and pumping units, and the cost of pipelines cannot be deducted currently but must be capitalized.

Tight Sands Tax Credit
----------------------

     The owners of wells drilled to the Devonian Shale depth (considered "tight sands") drilled prior to xxxxxxx are entitled to a tax credit per mcf on gas produced until xxxxxxx. Certain of our wells qualify; and some of our investors have taken these credits on their personal income tax returns. The ability of investors to take these credits in their personal tax returns is limited by Minimum Tax rules.

Employees
---------

     As of December 31, 2002, we had three employees, all of whom are officers and directors. We also employ consultants or consultant companies on an as needed basis.

Facilities
----------

     We lease modern office premises in Chattanooga, Tennessee at an annual rental of $15,000, payable monthly. The five year lease was entered into on November 30, 2001. We may renew for three successive five year periods commencing December 1, 2006, upon the same terms adjusted for changes in the Consumer Price Index.

                                   MANAGEMENT

Executive Officers and Directors

     The following table sets forth certain information regarding our executive officers and directors:

Name                        Age   Position                               Since*
-------------------------   ---   ----------------------------------     -----
Harry F. Thompson            66   President, Treasurer and a Director    1998
931 Ashland Terrace
Chattanooga Tennessee 37415

Amy Pye                      31   Secretary and a Director               2002
931 Ashland Terrace
Chattanooga Tennessee 37415

Eric J. Thompson             28   Vice-President and a Director          2002
931 Ashland Terrace
Chattanooga Tennessee 37415

Bryan P. S. Gray             63   A Director                             2002
5006 NW 49th Road
Tamarac, Florida 33319

--------------------

* Refers to the date on which each person became a director of our operating subsidiary, Wilon Resources, Inc. All our directors took office in May, 2003.

     Harry F. Thompson has been President of Wilon Resources since its inception in 1998. From 1994 to 1998, he was President of CBG, Inc., a natural gas production company located in Chattanooga, TN. He sold the company to found Resources. From 1991 to 1994, Mr. Thompson was an independent business consultant in Chattanooga, TN. From 1983 to 1991, he was President of Tricor, Inc., an oil and gas production company. From 1960 - 1981, Mr. Thompson maintained a general and corporate practice of law business in Huntington, WV. He received is B. S. in Zoology from Marshall University, Huntington, WV in 1957 and his LLB from the T.C. Williams School of Law, University of Richmond, VA.

     Amy Pye has served Wilon Resources as the Administrative Assistant since 1999 and Secretary of since April 2001 and our Secretary since August, 2002. From 1997 to 1999, she served as a manager for the following Chattanooga-based retail stores: Goody's Department Store, The Limited and Nautica and in retail sales for Proffitts, and The Gap, J. Crew, Adrienne Vittadini, Lamora's, Inc., Avanti, Inc. in customer relations in catalog sales for Expressions Catalog, Inc., and Premium Underwriters, Inc. Ms. Pye attended Chattanooga State Technical Community College from 1992 to 1993.

     Eric J. Thompson has been Vice-President and a director of Wilon Resources since May, 2001. From 1998 to 2001, he served Wilon Resources, Inc. as administrative assistant on a part time basis. He has worked part time for Tinder Box, Inc. as sales clerk from 1994 to the present. Mr. Thompson was Shipping Manager from 1993 to 1995 of Expressions Catalogue Co., Inc. and, from 1998 to 2001, he was Assistant Store Manager of Goody's, Inc. From 1992 to 1993 he was warehouse shipping manager for Premium Underwriter, Inc. Mr. Thompson attended Chatanoooga University from 1994 to 1996.

     Bryan P. S. Gray has, since 1984, acted as a consultant in real estate and business projets. He was, from 1983 to 1984, successively Director of Finance and Administration and General Manager for Confederation Offshore Limited, St. John's, Newfoundland, a consortium of companies which analysed and developed offshore oil-related projects. From 1981 to 1983, he was President of ScotCan Consulting, Ltd. Mr. Gray, was from 1965 to 1981 affiliated with the Bank of Nova Scotia in capacities ranging from Business Development Representative, Deputy Manager, Senior Representatives and Branch Manager.

Director Compensation
---------------------

     Our directors do not receive cash compensation for their services as directors but are reimbursed for their reasonable expenses for attending board and board committee meetings.

Compensation Arrangements
-------------------------

     We have not entered into employment contracts with any of our management employees.

Executive Compensation
----------------------

     The following table sets forth for the fiscal years ended September 30, 2002 and 2001, the compensation we paid to our Chief Executive Officer(s) and any other executive officers who earned in excess of $100,000 based on salary and bonus.

                           Summary Compensation Table

                                                                            Long Term
                                                                           Compensation
                                      Annual Compensation                     Awards
============================================================================================
                                                             Other Annual    Securities
  Name and Principal                                         Compensation    Underlying
      Position              Year     Salary ($)   Bonus ($)   ($)           Options/SARs (#)
============================================================================================
Harry Thompson              2002       104,000      -0-        10,000         -0-
Chief Executive Officer     2001       104,000      -0-        10,000         -0-


Option Grants for the fiscal years ended September 30, 2002 and 2001
--------------------------------------------------------------------

     The following table sets forth information concerning the grant of stock options to the named executive officer during the fiscal years ended 2002 and 2001.


                                                           Individual Grants
===============================================================================================
                                                                           Potential Realizable
                                                                             Value at Assumed
                        Number of    % of Total                              Annual Rates of
                         Shares        Options                                  Stock Price
                       Underlying     Granted to    Exercise                    Appreciation
                        Options       Employees     Price Per   Expiration    for Option Term
   Name                 Granted        in Year        Share        Date       5%          10%
===============================================================================================

Harry Thompson             -0-           -0-           -0-         -0-          -0-        -0-



Aggregated Option Exercise for the fiscal years Ended September 30, 2002 and 2001 and Fiscal Year-End Option Values
--------------------------------------------------------------------------------

     The following table sets forth information concerning the exercise of stock options during the fiscal years ended May 31, 2002 and 2001 by the named executive officer, and his options outstanding at the end of the transition period.


=====================================================================================================
                    Aggregate Option/SAR Exercises in Transition Period and TP-End Option/SAR Values
=====================================================================================================
                                                    Number of Securities
                                                   Underlying Unexercised
                                                  Options/SARs at TPY-End     Value of Unexercised In-
                                  Shares                   (#)                 the Money Options/SARs
                 Acquired on      Value         ===========================        at TP-End ($)
   Name          Exercise (#)   Realized ($)    Exercisable   Unexercisable   Exercisable  Unexercisable
========================================================================================================
Harry Thompson      -0-           -0-              -0-           -0-             -0-             -0-

========================================================================================================


Inemnification of directors and executive officers and limitation of liability
------------------------------------------------------------------------------

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. As permitted by the Delaware General Corporation Law, our amended certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to our company or our stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases) or (4) for any transaction from which the director derived an improper personal benefit.

     As permitted by the Delaware General Corporation Law, our bylaws provide that we are required to indemnify our directors and officers, consultants and employees to the fullest extent permitted by the Delaware General Corporation Law. Subject to certain very limited exceptions, we are required to advance expenses, as incurred, in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions. The rights conferred in our bylaws are not exclusive. We have not obtained directors' and officers' liability insurance.

                       CERTAIN RELATED PARTY TRANSACTIONS

     In 1998, we issued to Harlis Trust, 1,000 shares for $1,000. In 2003, these shares were forward split 10,400:1 so that Harlis Trust's shares aggregated 10,400,000. The trustee of Harlis Trust is Harry Thompson, our President. Harlis Trust transferred an aggregate of 900,000 shares for no consideration as follows, leaving it with 9,500,000 shares. The trustee of Harlis Trust is Harry Thompson, our President.

Distributee                     Shares
-----------                    --------

Amy Pye                         100,000
Eric Thompson                   100,000
Kevin Thompson                  100,000
S. J. Rutledge                  100,000
Vera F. Baker Trust             400,000
Joel Pensley, Esq.              100,000


1. Amy Pye, Secretary, is the daughter of Harry Thompson, our President. They disclaim ownership of each others' shares. Ms. Pye also purchased 5,000 shares of Wilon Energy Group which became 5,000 of our shares after the merger of Wilon Energy Group into Wilon Resosurces.

2. Eric S. Thompson, Vice-President, is a son of Harry Thompson, our President. They disclaim ownership of each others' shares. Mr. Thompson also purchased 5,000 shares of WEG which became 5,000 of our shares after the merger ot WEG into Wilon Resosurces.

3. Kevin Thompson is a son of Harry Thompson, our President. They disclaim ownership of each others' shares. Mr. Thompson also purchased 5,000 shares of WEG which became 5,000 of our shares after the merger ot WEG into Wilon Resosurces.

4. The trustee of the Vera Baker Trust is Vera Baker. Vera Baker is the wife of Myron Baker, a stockholder, and the mother of Gregory Baker, a stockholder and Myron Baker, Jr., a stockholder.

5. Keon Transport, American Energy Holdings and Harliss Trust which are beneficially owned by Harry Thompson each purchased 5,000 shares in a private placement of Wilon Energy Group.

     Harry Thompson receives a salary of $104,000 per year, Amy Pye, Secretary, his daughter, receives a salary fo $26,000 per year and Eric Thompson, Vice-President, his son, receives a salary fo $26,000 per year.

                 PRINCIPAL STOCKHOLDERS//NUMBERS AND PERCENTAGES

     The following table sets forth certain information with respect to beneficial ownership of our common stock as of May 7, 2003 by each stockholder known by us to be the beneficial owner of more than 5% of our common stock, each of our directors and executive officers and all executive officers and directors as a group.

                         Shares of Common Stock Beneficially Owned(1)
                         --------------------------------------------
Name                       Title                   Number              Percent
----------------------   ----------               --------------       -------
Harry F. Thompson        President, Treasurer
                         and a Director            9,515,000            77.2%

Amy Pye                  Secretary
                         and a Director              105,000             0.9%

Eric J. Thompson         Vice-President              105,000             0.9%
                         and a Director

Bryan P. S. Gray         A Director                        0             0.0%




Directors and officers                                                      %
  (4 persons)

------------------

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, the persons and entity named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock underlying warrants or options that are currently exercisable or exercisable within 60 days of the date of the Prospectus are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The percentage of beneficial ownership is based on 12,279,000 shares of our common stock outstanding as of the date of the Prospectus.

(2)  The shares beneficially owned  by Harry Thompson are held as follows:

     Harliss Trust                      9,500,000 shares
     Keon Transport                         5,000 shares
     American Energy Holdings               5,000 shares

(3) Harry Thompson is the father of Amy Pye and Eric Thompson.

                            DESCRIPTION OF SECURITIES

Common Stock
------------

     We are authorized to issue 50,000,000 shares of common stock, $.001 par value per share, of which 12,279,000 shares are issued and outstanding as of the date of the prospectus. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders.

     Holders of our common stock (i) have equal ratable rights to dividends from funds legally available therefor, if declared by our board of directors; (ii) are entitled to share ratably in all of our assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up; (iii) do not have preemptive, subscription or conversion rights, or redemption or sinking fund provisions; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders. Cumulative voting for the election of directors is not provided for in our amended certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

     Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of legally available funds at such times and in such amounts as our board of directors may from time to time determine. Each stockholder is entitled to one vote for each share of our common stock held on all matters submitted to a vote of stockholders. Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon a liquidation, dissolution or winding-up, the assets legally available for distribution to stockholders are distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of other claims of creditors.

Preferred Stock
---------------

     We may, subject to limitations prescribed by Delaware law, provide for the issuance of up to 10,000,000 shares of our preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. We have no current plans to issue any shares of preferred stock.

Reports to Stockholders
-----------------------

     We intend to furnish our stockholders with annual reports containing audited financial statements as soon as practicable after the end of each fiscal year. Our fiscal year ends on September 30th.

Transfer Agent
--------------

     We have appointed Interwest Transfer Co, Inc., Salt Lake City, Utah as transfer agent for our shares of common stock.

                              SELLING STOCKHOLDERS

     1,879,000 of the shares offered under this prospectus may be sold by holders who have previously acquired their shares. We will not receive any of the proceeds from sales of shares offered under the prospectus. All costs, expenses and fees in connection with the registration of the selling stockholdrs' shares will be borne by us. All brokerage commissions, if any, attributable to the sale of shares by selling stockholders will be borne by selling stockholders.

     The selling stockholders are offering a maximum of 1,879,000 shares of our common stock. The following table sets forth:

     o    the name of each person who is a selling stockholder;

     o    the title of each person who is one of our officers or directors;

     o the number of securities owned by each such person at the date of the prospectus; and

     o the number of shares of common stock such person will own after the offering.

     The column "Shares Owned After the Offering" gives effect to the sale of all the shares of common stock being offered by the prospectus.


                                            Shares Owned Prior to  Shares Owned After
                                Nuumber of    to the Offering        the Offering
                                  Shares     ---------------------  ------------------
Selling Stockholders             Offered     Number     Percent    Number   Percent
--------------------            -----------  ---------   -------    ------   -------

Amcor Holdings                   5,000       5,000         0.0%       0        0.0%
American Energy Holdings LLC     5,000       5,000         0.0%       0        0.0%
Arden, Amos                     10,000       10,000        0.0%       0        0.0%
Shinya, Araki                    5,000       5,000         0.0%       0        0.0%
Baker, Vera                      5,000       5,000         0.0%       0        0.0%
Baker, Gregory                  25,000      25,000         0.0%       0        0.0%
Myron Baker                     40,000      40,000         0.0%       0        0.0%
Basye, Martin                   20,000      20,000         0.0%       0        0.0%
Berk, Elaine                     5,000       5,000         0.0%       0        0.0%
Berk Theodore                  165,000     165,000         1.3%       0        0.0%%
Blundell, Richard               10,000      10,000         0.0%       0        0.0%
Brown, Michelle                  5,000       5,000         0.0%       0        0.0%
Carol, Bonnie                    5,000       5,000         0.0%       0        0.0%
Chadwick, Linda                  5,000       5,000         0.0%       0        0.0%
Colebrook, Inc.                400,000     400,000         3.3%       0        0.0%
Cox, Neil                        8,000       8,000         0.0%       0        0.0%
Elliott, Thomas                  5,000       5,000         0.0%       0        0.0%
Falcon Crest Capital, Inc.     500,000     500,000         4.1%       0        0.0%
Foley, Neil                      5,000       5,000         0.0%       0        0.0%
Geyer, Jean                     10,000      10,000         0.0%       0        0.0%
Graham, Kelly                   25,000      25,000         0.0%       0        0.0%
Harlis Trust                     5,000       5,000         0.0%       0        0.0%
Hass, Emma                       8,000       8,000         0.0%       0        0.0%
Heng, Ken                       10,000      10,000         0.0%       0        0.0%
John, James                     16,000      16,000         0.0%       0        0.0%
Kaly Trust                       5,000       5,000         0.0%       0        0.0%
Keon Transport, LLC              5,000       5,000         0.0%       0        0.0%
Koeller, Melvin                  5,000       5,000         0.0%       0        0.0%
Kovalsky, Susan                  5,000       5,000         0.0%       0        0.0%
Krimmel, Max                     5,000       5,000         0.0%       0        0.0%
Lawson, Joseph A.                5,000       5,000         0.0%       0        0.0%
Lutsky, Donna                    5,000       5,000         0.0%       0        0.0%
Lutsky, Jay                      5,000       5,000         0.0%       0        0.0%
McGuire, Malcolm                10,000      10,000         0.0%       0        0.0%
Neil, Sue                        8,000       8,000         0.0%       0        0.0%
Nexgen Holdings, Inc.          230,000     230,000         1.9%       0        0.0%
O'Hara, Kevin                    8,000       8,000         0.0%       0        0.0%
Olson Jewelers                   8,000       8,000         0.0%       0        0.0%
Oustz, Bettye                    8,000       8,000         0.0%       0        0.0%
Pahng, Seon-Hwa                  5,000       5,000         0.0%       0        0.0%
Palmisano, Angelo                5,000       5,000         0.0%       0        0.0%
Pol, Ed                          5,000       5,000         0.0%       0        0.0%
Polevoy, Carol                   8,000       8,000         0.0%       0        0.0%
Pye, Amy                         5,000       5,000         0.0%       0        0.0%
Reisfield, Lisa                  5,000       5,000         0.0%       0        0.0%
Renegade Consultants, Inc.     160,000     160,000         1.3%
Rutledge, S.J.                   5,000       5,000         0.0%       0        0.0%
Sessions, Dean                   5,000       5,000         0.0%       0        0.0%
Sessions, Patsy                  5,000       5,000         0.0%       0        0.0%
Sessions, Robert                 5,000       5,000         0.0%       0        0.0%
Sessions, Tanna                  5,000       5,000         0.0%       0        0.0%
Sichel, Bart                     5,000       5,000         0.0%       0        0.0%
Sichel, Jeffrey                  5,000       5,000         0.0%       0        0.0%
Sichel, Michael B.               5,000       5,000         0.0%       0        0.0%
Pembridge Capital Establishment  5,000       5,000         0.0%       0        0.0%
Thompson, Eric                   5,000       5,000         0.0%       0        0.0%
Thompson, Kevin                  5,000       5,000         0.0%       0        0.0%
Weggeland, Layne                 5,000       5,000         0.0%       0        0.0%
Whitbeck, John                   5,000       5,000         0.0%       0        0.0%
Wong, Philip                     8,000       8,000         0.0%       0        0.0%


-----------------

1. Myron and Vera Baker are husband and wife. Gregory Baker is an adult son. Kelly Graham is the son-in-law of Myron Baker and Vera Baker. Each disclaims ownership of each others' shares.

2. Theodore Berk and Elaine Berk are husband and wife. Each disclaims ownership of each others' shares.

3. Jay Lutsky and Donna Lutsky are husband and wife and disclaim any ownership in each other's shares.

4. American Energy Holdings, Harliss Trust and Keon Transport are beneficially owned by Harry Thompson, President.

5. Dean Sessions and Patsy Sessions are husband and wife. Robert Sessions is the brother of Dean Sessions and the husband of Tanna Sessions.Each disclaims ownership of each others' shares.

6.   Rochfort   Young  is  the  beneficial   owner  of  the  Pembridge   Capital
     Establishment.

     Common stock registered for resale constitutes approximately 15.2% of our issued and outstanding common shares as of the date of the prospectus.

             PLAN OF DISTRIBUTION OF SHARES OF EXISTING STOCKHOLDERS

     The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of the prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. Selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

o purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to the prospectus;

o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

o block trades in which the broker-dealer so engaged will attempt to sell the shares as agent; and

o    in privately negotiated transactions.

     In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to the prospectus.

     To the extent required, the prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell their common stock short and redeliver the shares to close out such short positions. Selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to the prospectus (as supplemented or amended to reflect such transaction). Selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     In effecting sales, broker-dealers or agents engaged by selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amount to be negotiated immediately prior to the sale.

     In offering the shares covered by the prospectus, selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

     In order to comply with the securities laws of certain states, shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. Selling stockholders may indemnify any broker-dealer participating in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

     We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

     We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of:

     o such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the Registration Statement or

     o    two years from the effective date of the registration statement.

                            STOCK PURCHASE AGREEMENT

     The following table sets forth certain information as of the date of the prospectus, with respect to the investors for whom we are registering the resale of the shares we may sell to the investors in the stock purchase agreements. The investors propose selling all of their shares, in which case they would beneficially own no shares after the offering. Neither of the investors is a currently an affiliate of ours, has not had a material relationship with us during the past three years, and is affiliated with a registered broker-dealer.



Name                    Shares Owned Prior   Shares to be Sold   Shares to be Owned    % Owned After
                        to the Offering      in the Offering     After the Offering    the Offering (1)
---------------------   ------------------   -----------------   ------------------    ----------------
Colebrook, Inc.          500,000 (2)(3)        12,000,000 (2)       500,000                3.2%

Shayna Consultants,          5,000                300,000             5,000                0.0%
Inc.
                        ------------------   -----------------   ------------------    ----------------
  Totals                3,000,000               3,000,000           500,000                 3.2%



1. Elaine Berk is the beneficial owner of Shayna Consultants and the owner of 5,000 of our shares of common stock

(1) Based on 12,279,000 shares of our common stock issued and outstanding as of the date of the prospectus.

(2) Represents up to 3,000,000 shares of our common stock that we may sell to the investors pursuant to the stock purchase agreement. Neither investor may purchase our shares pursuant to the stock purchase agreement if, as a result of such purchase, it would own in excess of 9.9% of our issued and outstanding shares of common stock; and it will not own beneficially more than 9.9% of our outstanding common stock at any time. The President of Colebrook is Gerald Rehrer and of Shayna is Theodore Berk.

(3) The number of shares sold to the investors at any time may not exceed that number of our shares the average closing bid price of which for the five days preceding our notice that we are selling shares is greater than $40,000 and that when added to the current number of shares acquired by either investor during the 61 days preceding the put date or when added to our shares owned by either investor, would exceed 9.9% of the total number of shares of our common stock outstanding.

(4) Share ownership of investors to be completed++It is obligated to purchase common stock under the stock purchase agreement; it has no other commitments or arrangements to purchase or sell any of our securities and will receive no commissions, fees or warrants from us.

     On May 7, 2003, we entered into stock purchase agreements with Colebrook and Shayna. The stock purchase agreement entitles us to issue and sell up to $1.5 million of our common stock to the investors following the commencement of trading of our common stock, in tranches not less than $22,000 not to exceed $40,000.

     We may start selling our common stock after the date our common stock commences to trade and continue for a two year period. For us to sell stock to the investors, there must be an effective registration statement on file with the SEC covering the resale to the public by the investors of any shares that they acquire under the stock purchase agreements. Also, we must give the investors a one trading day advance notice of the date on which we intend to exercise a particular put. The notice must indicate the number of shares of common stock we intend to sell to the investors and the aggregate price of the shares we are selling.

     We cannot issue additional shares to the investors that, when added to the shares either investor owns will result in that investor holding over 9.9% of our outstanding shares upon completion of the put.

     The investors will pay us 70% of the market price for each share of our common stock. Market price is defined as the average closing bid price of our common stock during the five trading days preceding the date of the notice.

Limitations and conditions to our rights to sell stock
-------------------------------------------------------

     Our ability to sell shares of our common stock, and the investors' obligation to purchase the shares, is subject to the satisfaction of certain conditions. These conditions, among others, include:

     o    we have satisfied all obligations under the stock purchase agreement;

     o our common stock is quoted and traded on the O.T.C. Bulletin Board, or listed on Nasdaq or an exchange;

     o our representations and warranties in the stock purchase agreement are accurate as of the date of each sale of our stock;

     o we have reserved for issuance a sufficient number of shares of our common stock to satisfy our obligations to issue our shares;

     o the registration statement for the shares we will be issuing to the investors is effective as of the each date on which we sell shares and no stop order with respect to the registration statement is in effect;

     o a minimum of seven trading days has passed from the date of the prior sale before engaging a subsequent sale; and

     o our trading volume averages at least 25,000 shares per day during the five trading days preceding each notice to sell our shares.

     The investors are not required to acquire and pay for any additional shares of our common stock once the have acquired an aggregate of $1.5 million worth of our shares. Additionally, the investors are not required to acquire and pay for any shares of common stock with respect to any particular sale for which, between the date we give advance notice of an intended sale and the date the particular sale closes:

     o we announce or implement a stock split or combination of our common stock;

     o    we pay a dividend on our common stock;

     o we make a distribution of all or any portion of our assets or evidences of indebtedness to the holders of our common stock; or

     o we consummate a major transaction, such as a sale of all or substantially all of our assets or a merger or tender or exchange offer that results in a change in control.

     We may not require the investors to purchase any shares if:

     o we, or any of our directors or executive officers, have engaged in a transaction or conduct related to us that resulted in:

     o    an SEC enforcement action, administrative proceeding or civil lawsuit;
          or

     o a civil judgment or criminal conviction or for any other offense that, if prosecuted criminally, would constitute a felony under applicable law;

     o we file for bankruptcy or any other proceeding for the relief of debtors; or

     o    we breach covenants contained in the stock purchase agreement.

Termination
-----------

     We may terminate our right to initiate further sales of our stock or terminate the stock purchase agreement at any time by providing the investors a written notice of our intention to terminate. However, termination will not affect any other rights or obligations we have concerning the stock purchase agreement.

Right of Indemnification
------------------------

     We have agreed to indemnify the investors from all liability and losses resulting from any misrepresentations or breaches we make in connection with the stock purchase agreement or the registration statement.

Effect on our Outstanding Common Stock
--------------------------------------

     The issuance of common stock under the stock purchase agreement will not affect the rights or privileges of existing holders of common stock except that the issuance of shares will dilute the economic and voting interests of each shareholder.

     We cannot determine the exact number of shares of our common stock issuable under the stock purchase agreement and the resulting dilution to our existing shareholders, which will vary with the extent to which we utilize the stock purchase agreement and the market price of our common stock. The potential effects of any dilution on our existing shareholders include the significant dilution of the current shareholders' economic and voting interests in us.

                       THE INVESTORS' PLAN OF DISTRIBUTION

     The investors are free to offer and sell its shares of our common stock at such times, in such manner and at such prices as they may determine on a best efforts basis. The types of transactions in which the shares of our common stock are sold may include transactions in the over-the-counter market (including block transactions), negotiated transactions, or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The investors have advised us that the have not entered into any agreement, understanding or arrangement with any broker-dealers regarding the sale of its shares, and do not have a coordinating broker acting in connection with the proposed sale of our common stock.

     The investors may sell their shares directly to purchasers or to or through broker-dealers, which may act as agents. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders. They may also receive compensation from the purchasers of our common stock for whom such broker-dealers may act as agents.

     The investors are "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. Any commissions received by broker-dealers and any profit on the resale of the shares of our common stock sold by them might be deemed to be underwriting discounts or commissions. The investors may agree to indemnify broker-dealers for transactions involving sales of our common stock against certain liabilities, including liabilities arising under the Securities Act.

     Because the investors are underwriters within the meaning of Section 2(a)(11) of the Securities Act, it will be subject to prospectus delivery requirements.

     We have informed the investors that the anti-manipulation rules of the SEC, including Regulation M promulgated under the Securities Exchange Act of 1934, will apply to its sales in the market, and have provided them with a copy of such rules and regulations.

     Regulation M may limit the timing of purchases and sales of any of the shares of our common stock by the investors and any other person distributing our common stock. The anti-manipulation rules under the Securities Exchange Act may apply to sales of shares of our common stock in the market and to the activities of the investors and its affiliates. Furthermore, Regulation M of the Securities Exchange Act may restrict the ability of any person engaged in the distribution of shares of our common stock to engage in market-making activities with respect to the particular shares of common stock being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

     Rules 101 and 102 of Regulation M under the Securities Exchange Act, among other things, generally prohibit certain participants in a distribution from bidding for or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 104 of Regulation M provides that no person, directly or indirectly, may stabilize, effect any syndicate covering transaction, or impose a penalty bid in connection with an offering of any security in contravention of the rule's provisions.

     The investors may not rely upon Rule 144 for the sale of our common shares in the open market since it is an underwriter within the meaning of Section 2(a)(11) of the Securities Act and the safe-harbor provided by Rule 144 is not available to underwriters of our common stock.

     We will pay all expenses in connection with the registration and sale of the common stock by the selling security holders. The investors will pay all commissions, transfer taxes and other expenses associated with their sales. The shares offered hereby are being registered pursuant to our contractual obligations, and we have agreed to pay the expenses of the preparation of this prospectus.

     We have agreed to indemnify and reimburse the investors against any losses, claims, damages or liabilities to which they may become subject under the Securities Act of 1933, the Securities Exchange Act of 1934, or any other federal or state law, insofar as such losses arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in a registration statement, or (ii) the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading.

     We believe that the securities purchase agreement complies with the guidelines contained in the SEC's interpretative discussion on equity line financings of April, 2001.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Upon the effectiveness of the registration statement, 1,879,000 shares of our common stock presently held by stockholders will be freely tradable without restriction under the Securities Act. None of these shares are held by our affiliates as that term is defined in Rule 144 under the Securities Act. In addition, up to 3,000,000 shares of our common stock pursuant to the stock acquisition agreement may be resold publicly.

     Shares held by affiliates will be eligible for sale in the public market, subject to certain volume limitations and the expiration of applicable holding periods under Rule 144 under the Securities Act. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year (including the holding period of any prior owner except an affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (1) 1% of the number of shares of common stock then outstanding (which will equal approximately 150,279 shares assuming all the shares underlying the stock purchase agreement are issued) or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of us at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     We can offer no assurance that an active public market in our shares or warrants will develop initially on the OTCBB. Future sales of substantial amounts of our shares (including shares issued upon exercise of outstanding options) in the public market could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have not previously been required to comply with the reporting requirements of the Securities Exchange Act. We have filed with the SEC a registration statement on Form SB-2 to register the securities offered by the prospectus. The prospectus is part of the registration statement, and, as permitted by the SEC's rules, does not contain all of the information in the registration statement. For further information about us and the securities offered under the prospectus, you may refer to the registration statement and to the exhibits and schedules filed as a part of the registration statement. You can review the registration statement and its exhibits at the public reference facility maintained by the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 Please call the SEC at 1-800-SEC-0330 for further information on the public reference facility. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, such as our company, that file electronically with the SEC.

                                LEGAL PROCEEDINGS

     We are not a party to nor are we aware of any material existing, pending or threatened lawsuits or other legal actions.


                                LEGAL PROCEEDINGS

     We are not a party to nor are we aware of any existing, pending or threatened lawsuits or other legal actions.

                                  LEGAL MATTERS

     Certain legal matters, including the legality of the issuance of the shares of common stock offered herein, are being passed upon for us by our counsel, Joel Pensley, Esq., 211 Schoolhouse Road, Norfolk, Connecticut 06058. Mr. Pensley is the beneficial owner of 360,000 shares of our common stock.

                                   EXPERTS

     Our financial statements as of December 31, 2001 and 200 have been included herein and in the registration statement in reliance upon the report of xxx, an independent certified public accountant, appearing elsewhere herein, and upon the authority of as an expert in accounting and auditing.

                              WILON RESOURCES, INC.




                         INDEX TO FINANCIAL STATEMENTS



                                                                           Page
                                                                           ----
  Balance Sheets as of December 31, 2002 and
      September 30, 2002 (unaudited)                                       F-3


  Statements of Operations for the three months
      ended December 31, 2002  and December 31, 2001 (unaudited)           F-4


  Statements of Operations for the years ended
      September 30, 2002 and 2001                                          F-5

  Statement of Stockholders' Equity  for the three months
      ended December 31, 2002 (unaudited)                                  F-6


Statement of Cash Flows for the three months ended
      December 31, 2002 and December 31, 2001 (unaudited)                  F-7


Notes to Financial Statements                                        F-8 - F-15

Proforma Financial Statements                                        F-16 - F-20

                           DRAKEFORD & DRAKEFORD, LLC
                          CERTIFIED PUBLIC ACCOUNTANTS

                         A LIMITED LIABILITY CORPORATION
                            ACCOUNTANTS & CONSULTANTS

601 Jefferson Davis Hwy                                 Telephone: 770-575-0915
Fredericksburg, Va. 22408

To The Board of Directors and Shareholders of Wilon Resources, Inc.

     We have audited the accompanying balance sheet of Wilon Resources, Inc. as of September 30, 2002 and the related statements of operations, cash flows and shareholders' equity for the years ended September 30, 2001 and 2002. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wilon Resources, Inc. as of September 30, 2002 and the results of its operations, shareholders' equity and cash flows for the years ended September 30, 2001 and 2002 in conformity with generally accepted accounting principles.



/s/ Drakeford & Drakeford, LLC
--------------------------------
Drakeford & Drakeford, LLC
Certified Public Accountants

December 10, 2002

                             WILON RESOURCES, INC.
                                 BALANCE SHEETS

           ASSETS
                                     September 30, 2002      December 31, 2002
                                     ------------------      -----------------
                                                                Unaudited
                                                                ---------
CURRENT ASSETS

Cash and cash equivalents             $      416               $    22,450
                                      -----------              -----------
   Total current assets                      416                    22,450

PROPERTY AND EQUIPMENT, at cost

   Gas properties                        948,279                  948,279
   Furniture and fixtures                  5,615                    5,615
   Vehicles                               41,407                   41,407
                                      -----------              -----------
                                         995,301                  995,301

     Less: accumulated depreciation,
       depletion, amortization           (20,212)                 (26,929)
                                      -----------              -----------
   Total property and equipment, net     975,089                  968,372

OTHER ASSETS

 Deposits                                    200                      200
   Loan receivable-officer                60,000                   10,699
                                      -----------              -----------
      Total other assets                  60,200                   10,899
                                      -----------              -----------

      TOTAL ASSETS                    $1,035,705                1,001,721
                                      -----------              -----------
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

  Payroll taxes and withholdings      $        0               $   11,736
  Loan payable                             2,350                    2,350
  Notes payable                           31,935                   29,628
                                      -----------              -----------

     Total current liabilities            34,285                   43,714

LONG-TERM LIABILITIES

  Deferred income                        306,996                  230,247

STOCKHOLDERS' EQUITY

  Preferred Stock authroized
  10,000,000shares, $0.001 par
    value each. At December 31,
    2002, there are no shares
    outstanding
  Common stock, no par value;
    authorized - 1,000 shares;
    issued and outstanding -
    10,400,000 shares at September 30,
    2002 and December 31, 2002            10,400                   10,400
  Retained Earnings                      684,024                  717,360
                                      -----------              -----------

    Total stockholders' equity           694,424                  727,760
                                      -----------              -----------

    TOTAL LIABILITIES AND
      STOCKHOLDERS' EQUITY            $1,035,705               $1,001,721
                                      ===========              ===========

        The accompanying notes are an integral part of these statements.

                             WILON RESOURCES, INC.

                            STATEMENT OF OPERATIONS
                 Three Months Ended December 31, 2002 and 2001
                                   Unaudited



                                                Three months ended December 31,
                                                        2001           2002
                                                        ----           ----
Revenues:

  Gas and drilling program sales                    $ 230,000      $   83,233
  Royalty income                                            0          76,749
  Sales of interest in gas producing properties        48,000             483
                                                    ---------      ----------
    Total revenues                                    278,000         160,465
                                                    ---------      ----------

Cost of gas and drilling production                    15,335          5,549
Selling, general and administrative                   198,241        114,863
Depreciation, depletion and amortization                4,325          6,717
                                                    ---------      ----------
     Total expenses                                   217,901        127,129

Operating income                                       12,099         33,336

Interest income                                           231              0
Interest (expense)                                          0              0
                                                    ---------      ----------

   Net Income                                     $    12,330    $    33,336
                                                    =========      ==========

Basic and diluted earnings per common share       $      0.00   $         0.00
                                                    =========      ==========

Weighted average shares outstanding,
   basic and diluted                               10,400,000     10,400,000
                                                   ==========     ===========



        The accompanying notes are an integral part of these statements.

                             WILON RESOURCES, INC.

                            STATEMENTS OF OPERATIONS
                     Years Ended September 30, 2001 and 2002


                                                      2001            2002
                                                   ---------        --------

Revenues:
  Gas and drilling program sales                 $   245,142    $   566,546
  Royalty income                                           0         49,959
  Sales of interest in gas producing properties      337,953
    Total revenues                                   583,095        712,605



Cost of gas and drilling production                  145,641        239,293
Selling, general and administrative                  419,897        427,875
Depreciation, depletion and amortization               9,570          9,725
                                                    ---------     ----------

   Total expenses                                    575,108        676,893
                                                    ---------     ----------

Operating income                                       7,987         35,712

Interest income                                          437          1,137
Interest (expense)                                    (3,005)        (3,419)
                                                    =========     ==========


    Net Income                                   $     5,419     $   33,430
                                                    =========     ==========

Basic and diluted earnings per common share      $      0.00    $      0.00
                                                    =========     ==========

Weighted average shares outstanding,
  basic and diluted                               10,400,000     10,400,000
                                                  ===========    ==========



        The accompanying notes are an integral part of these statements.

                             WILON RESOURCES, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY
                                   Unaudited

                                                                                   Additional
                                        Preferred stock      Common stock            paid-in     Accumulated
                                        Shares   Amount    Shares        Amount      capital      earnings        Total
                                        ------   ------   ---------      --------    -------      --------       ------


Balance at September 30, 2000             0      $  0      10,400,000   $  10,400     $  0      $  645,175    $  655,575


Net Income for the year
  ended September 30, 2001                                                                           5,419         5,419


Balance at September 30, 2001             0         0      10,400,000      10,400        0         650,594       660,994


Net Income for the year ended
  September 30, 2002                                                                                33,430        33,430


Net Income for the three months ended
  December 31, 2002 (unaudited)                                                                     33,336        33,336
                                      ------    ------      ----------   --------    ------       ---------    ---------

Balance at December 31, 2002
 (unaudited)                              0      $  0       10,400,000   $  10,400    $  0      $  717,360     $ 727,760
                                      ======    ======      ==========   =========   ======     ==========     ==========







         The accompanying notes are an integral part of this statement.

                             WILON RESOURCES, INC.

                            STATEMENT OF CASH FLOWS
                  Three Months Ended December 31, 2002 and 2001
                                   Unaudited



                                                        2001            2002
                                                       ------          ------

OPERATING ACTIVITIES

  Net Income                                         $  12,330       $  33,336
  Adjustments for noncash and nonoperating items:
     Depreciation, depletion and amortization            4,325           6,717

  Changes in operating assets and liabilities,
     net of acquisitions:
     Loan receivable-officer                           (24,550)         49,301
     Deferred income                                         0         (76,749)
     Payroll taxes and withholdings                      2,415          11,736
                                                     ----------      ----------

  Cash provided by operating activities                 (5,480)         24,341


INVESTING ACTIVITIES

  Property and equipment addition                        1,145               0


FINANCING ACTIVITIES

  Loans payable                                         44,315          (2,307)
                                                     ----------      ----------

  Cash provided (used) by financing activities          44,315          (2,307)


 INCREASE IN CASH AND EQUIVALENTS                       39,980          22,034


 CASH AND EQUIVALENTS AT BEGINNING OF PERIOD            12,435             416
                                                     ----------      ----------

 CASH AND EQUIVALENTS AT END OF PERIOD               $  52,415      $   22,450
                                                     ==========      ==========

SUPPLEMENTAL CASH INFORMATION

  Income Taxes                                               0               0

  Interest expense                                       3,005           3,419





        The accompanying notes are an integral part of these statements.

                             WILON RESOURCES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               December 31, 2002

NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Description of Business

     Wilon Resources, Inc. (the "Company") was incorporated in October 1998 in the state of Tennessee. The Company is engaged in natural gas exploration, development and production, with primary emphasis on the production of gas reserves through acquisitions of proved, producing gas properties in the states of West Virginia and Kentucky. The Company presently holds approximately 15,000 acres by leases that have producing natural gas wells. A certain number of these wells will be selected for deepening approximately 1,500 feet to the Devonian Shale formation. Completion will be in accordance with standard completion procedures for the area.

     Office and Other Equipment

     Office and other equipment are stated at cost and depreciated by the straight-line method over estimated useful lives ranging from five to seven years. Depreciation and amortization of office and other equipment amounted to $6,717 for the period ended December 31, 2002.

       Gas Properties

     The Company uses the successful efforts method of accounting for gas producing activities. Under successful efforts, costs to acquire mineral interest in gas properties, to drill and equip exploratory wells that find proved reserves, and to drill and equip developmental wells are capitalized. Costs to drill exploratory wells that do not find proved reserves, costs of developmental wells on properties the Company has no further interest in, geological and geophysical costs, and costs of carrying and retaining unproved properties are expensed. Unproved gas properties that are significant are periodically assessed for impairment of value and a loss is recognized at the time of impairment by providing an impairment allowance. Other unproved properties are expensed when surrendered or expired.

     When a property is determined to contain proved reserves, the capitalized costs of such propertiesare transferred from unproved properties to proved properties and are amortized by the unit-of-production method based upon estimated proved developed reserves. To the extent that capitalized costs of groups of proved properties having similar characteristics exceed the estimated future net cash flows, the excess capitalized costs are written down to the present value of such amounts. Estimated future net cash flows are determined based primarily upon the estimated future proved reserves related to the Company's current proved properties and, to a lesser extent, certain future net cash flows related to operating and related fees due the Company related to its management of various partnerships. The Company follows Statement of Financial Accounting Standards ("SFAS") No. 121 which requires a review for impairment whenever circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is recorded as impaired properties are identified.

                             WILON RESOURCES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               December 31, 2002

NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
       - (Continued)

     On sale or abandonment of an entire interest in an unproved property, gain or loss is recognized, taking into consideration the amount of any recorded impairment. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained. The carrying cost of unproved properties is not significant.

     Income Taxes-Deferred Taxes

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates that will apply in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Since the Company has Sec 29 tax credits in excess of any tax liability, there are no deferred taxes arising from the timing differences of the deferred income liability. (See Note F)

     Earnings Per Common Share

     The Company has adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 128, Earnings per Share. SFAS No. 128 requires the presentation of basic earnings (loss) per share (EPS) and diluted EPS. Basic EPS is calculated by dividing net income or loss (available to common stockholders) by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as stock options, warrants, convertible preferred stock and convertible debentures, were exercised or converted into common stock. As discussed in Note F, there were no dilutive securities during the period ended December 31, 2002. The weighted average number of common and shares outstanding was 1,000 shares for the period ended December 31, 2002.

     Concentration of Credit Risk

     Financial instruments which potentially subject the Company to a concentration of credit risk consists primarily of trade accounts receivable with a variety of local, national, and international oil and natural gas companies. Such credit risks are considered by management to be limited due to the financial resources of the oil and natural gas companies.

      Risk Factors

     The Company operates in an environment with many financial risks including, but not limited to, the ability to acquire additional economically recoverable gas reserves, the continued ability to market drilling programs, the inherent risks of the search for, development of and production of gas, the ability to sell natural gas at prices which will provide attractive rates of return, the volatility and seasonality of gas production and prices, and the highly competitive nature of the industry as well as worldwide economic conditions.

                             WILON RESOURCES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               December 31, 2002

NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
       - (Continued)

     Impairment of Long-Lived Assets and Long-Lived Assets To Be Disposed Of

     The Company has adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. During the period ended December 31, 2002, the Company's management concluded that there was no impairment of its long-lived assets.

     Cash Equivalents

     For purposes of the statements of cash flows, the Company considers all certificates of deposit and other financial instruments with maturity dates of three months or less to be cash equivalents.

     Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates used in calculating the Company's depletion, depreciation and amortization which could be subject to significant near term revision include estimated gas reserves. The Company's reserve estimates could vary significantly depending on various factors, including, but not limited to volatility of natural gas prices.

     Certain Significant Estimates

     Management estimates included in these financial statements for which it is reasonably possible that a future event in the near term could cause the estimate to change and the change could have a severe impact, are as follows:
Management's estimates of gas reserves are based on various assumptions, including constant gas prices. Actual future production, cash flows, taxes, operating expenses, development expenditures and quantities of recoverable gas reserves may vary substantially from those assumed in the estimate. The accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation, and judgment. Subsequent evaluation of the same reserves based upon production history will result in variations, which may be substantial, in the estimated reserves. While it is at least reasonably possible that the estimates above will change materially in the near term, no estimate can be made of the range of possible losses that might occur.

                             WILON RESOURCES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               December 31, 2002

NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
       - (Continued)

     Fair Value of Financial Instruments

     The Company defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. Financial instruments included in the Company's financial statements include cash and cash equivalents, short-term investments, accounts receivable, other receivables, other assets, accounts payable, notes payable and due to affiliates. Unless otherwise disclosed in the notes to the financial statements, the carrying value of financial instruments is considered to approximate fair value due to the short maturity and characteristics of those instruments. The carrying value of debt approximates fair value as terms approximate those currently available for similar debt instruments.

     Gas Revenue

     The Company recognizes gas revenues as income as the gas, extracted from its properties, is sold. In the three months ended December 31, 2002, gas sales increased by approximately $83,233 as compared to $230,000 for the three months ended December 31, 2001. Well operating, gathering and other revenues include operating fees charged to outside working interest owners in operated wells, gathering fees (including transportation allowances and compression fees) , third party gas sales associated with purchased natural gas and other miscellaneous revenues. Such revenue is recognized at the time it is earned and the Company has a contractual right to receive payment.

                              WILON RESOURCES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               December 31, 2002
                                  (Continued)


     NOTE B - DEFERRED INCOME

     As of December 31, 2002, the Company had deferred income in the amount of $230,247 recognized as long-term debt. This income will be recognized as the production is established and matched toward this income. For the three months ended December 31, 2002, approximately $76,749 was allocated as earned during this period.

     NOTE C - NOTES PAYABLE

     The Company had outstanding a vehicle note in the amount of $20,046 with no interest financed with Ford Credit and a line of credit with Cornerstone Community Bank in the amount of $9,582 as of December 31, 2002.

     NOTE D - LEASE OBLIGATIONS

     The Company leases its office space at an annual rental of $15,000, payable in monthly installments of $1,250. The five year lease was entered into on November 30, 2001. The renewal term of the lease gives the Company an option to renew the lease for three successive five year periods commencing on December 1, 2006, upon all terms, conditions and obligations set forth in the original lease contract. Terms of any renewed lease is based upon the Consumer Price Index-All Urban Consumers, U.S. City Average or a similar index if this index is no longer published.

     NOTE E - SHAREHOLDERS' EQUITY

     Subsequent to the date of the Company's financial statements, the Company amended its certificate of incorporation to increase the authorized number of shares to 50,000,000 shares of common stock, $0.001 par value each share and 10,000,000 shares of preferred stock, $0.001 par value each share.

     The shares of preferred stock may be issued from time to time in one or more classes or series with such dividend rates, voting rights, rights of conversion, rights upon dissolution or liquidation, and with such designations or restrictions thereof as shall be determined by resolution adopted by the Board of Directors at the time such stock is issued without further approval of the shareholders.

     Subsequent to the date of the financial statements, the Company authorized a 10,400 to 1 forward split of the number of shares outstanding from 1,000 to 10,400,000. The number of shares outstanding for each period presented has been restated to reflect a forward split of shares of common stock.

                              WILON RESOURCES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               December 31, 2002
                                  (Continued)


     NOTE F - RELATED PARTY TRANSACTIONS

     A promissory note dated September 29, 2002, has been executed in the amount of Sixty Thousand ($60,000), with interest at the rate of 8% per annum, and payable in equal yearly installments of $12,000, commencing October 1, 2003. As of December 31, 2002, this note has been reduced to $10,699.

     At this time, there are no employment agreements or contracts with related parties or officers'.


     NOTE G - INCOME TAXES

     As of September 30, 2002, the Company's net income has been offset by the Code Section 29 (credit for producing fuel from a nonconventional source) tax credits that the Company has generated under Title 26. Section 29 of the Internal Revenue Code specifies a credit of $3 for each barrel-of-oil equivalent
(BOE) of qualified fuel produced from a nonconventional source which is attributable to the taxpayer. As of September 30, 2002, credits in the amounts of $5,015, were utilized to offset income taxes for the current tax period.

     NOTE H - GAS RESERVES INFORMATION

     The estimates of proved gas reserves utilized in the preparation of the financial statements are estimated in accordance with guidelines established by the Securities and Exchange Commission and the Financial Accounting Standards Board, which require that reserve estimates be prepared under existing economic and operating conditions with no provision for price and cost escalations over prices and costs existing at year end except by contractual arrangements.

     The Company emphasizes that reserve estimates are inherently imprecise. Accordingly, the estimates are expected to change as more current information becomes available. The Company's policy is to amortize capitalized gas costs on the unit of production method, based upon these reserve estimates. It is reasonably possible that, because of changes in market conditions or the inherent imprecision of these reserve estimates, that the estimates of future cash inflows, future gross revenues, the amount gas reserves, the remaining estimated lives of the gas properties, or any combination of the above may be increased or reduced in the near term.

Proved developed and undeveloped reserves: (Natural gas )

Proved, developed, non-producing     0.5 BCF  (Devonian Shale)     $   5,500,000
Proved, undeveloped                 24.5 BCF  (Devonian Shale)     $  17,885,000
Probable                            12.5 BCF  (Silurian-Mckenzie/
                                               Keefer/Big Six)     $  12,500,000

                              WILON RESOURCES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               December 31, 2002


NOTE H -  GAS RESERVES INFORMATION (continued)

     The Devonian Shale analysis is based upon 120-acre well spacing over a reported 12,000 leased acres. Per well recovery is estimated at 0.25 BCF.

     The above stated reserves do not include five other producing formations known as the Saltsand, Mixim, Big Injun, Berea, and Clinton.


NOTE I -  SUPPLEMENTAL INFORMATION RELATING TO GAS PRODUCING
                   ACTIVITIES

     CAPITALIZED COSTS RELATING TO GAS PRODUCING ACTIVITIES

                                       September 30, 2002    December 31, 2002
                                       ------------------    -----------------

Proved gas properties                     $    948,279          $   948,279
  Less accumulated depreciation,
    depletion, and impairment                   15,249               19,450
                                          ------------          -----------

  Net capitalized costs                   $    933,030          $   928,829


     COST INCURRED IN GAS PRODUCING ACTIVITIES

                               Year ended      Year ended    Three months ended   Three months ended
                               September 30,   September 30,      December 31,        December 31,
                                   2001           2002               2001                 2002



Property acquisition costs    $  64,166       $  39,946         $     0                $      0
Exploration costs               120,795           2,580               0                       0
Development costs               684,506          14,620               0                       0


     Property acquisition costs include purchases of proved and unproved gas properties.

                              WILON RESOURCES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               December 31, 2002
                                  (Continued)


NOTE I - SUPPLEMENTAL INFORMATION RELATING TO GAS PRODUCING
                   ACTIVITIES (continued)


RESULTS OF OPERATIONS FOR GAS PRODUCING ACTIVITIES


                                 Year ended    Year ended    Three months ended  Three months ended
                                September 30, September 30,      December 31,       December 31,
                                    2001          2002               2001               2002
                                   ------        ------             ------             ------


 Gas production                 $  245,142    $  566,546        $  230,000           $  83,233
 Loss on sale of gas prop.               0             0                 0                   0
 Production costs                  123,794       203,402            15,335               5,549
 Exploration expenses               21,847        35,891                 0                   0
 Depreciation, depletion.
   amortization and other            7,875         8,150             2,985               3,850

      Provision for
        income taxes                     0             0                 0                   0

 Results of operations for gas
   gas producing activities
  (excluding) corporate
   overheadand financing costs)  $  91,626    $  319,103       $   211,680           $  73,834


                              WILON RESOURCES, INC

                    Pro Forma Condensed Financial Statements

                                   (Unaudited)

     The following unaudited proforma combined condensed financial statements present a combined balance sheet and related statement of operations of Wilon Resources, Inc. (the "Company")and Wilon Energy Group, Inc., a Delaware corporation giving effect to the reverse acquisition and using the purchase method of accounting for the combination pursuant to an Acquisition Agreement, the ("Agreement"), dated on March 1, 2003.

     The transaction has been accounted for as the issuance of shares of common stock by a private company for the net assets of the Company, accompanied by a recapitalization. Accordingly, the financial statements of Company became the consolidated financial statements of Wilon Resources, Inc.

     The pro forma combined condensed balance sheet as of March 1, 2003 and the related statements of income at March 1, 2003 which includes the statement of income for the year ended December 31, 2002 gives effect to the transaction as if it had been in effect throughout the periods presented. The information shown is based upon numerous assumptions and estimates and is not necessarily indicative of the results of future operations of the combined entities or the actual results that would have occurred had the transaction been consummated during the periods indicated. These statements should be read in conjunction with the financial statements of the Company included herein.

                              WILON RESOURCES, INC.
                       PROFORMA CONSOLIDATED BALANCE SHEET
                                March 1, 2003

                                    Wilon        Wilon                       Consolidated
                                  Resources      Energy                    Wilon Resources,
                                     Inc.      Group, Inc.   Adjustments         Inc.
                                 ------------  ------------  ------------  ----------------

Assets

Current assets
  Cash and cash
  equivalents                      $   22,450     $   545                       $    22,995
                                   ----------     -------                       -----------
  Current assets                       22,450         545                            22,995

Property and
  equipment-net                       968,372                                       968,372

Other assets                           10,899                                        10,899
  Goodwill                             $1,336                                         1,336

Total assets                       $1,001,721         $545          $1,336       $1,003,602
                                   ==========      =======                       ===========


Liabilities and Stockholders' Equity

Current liabilities
  Payroll taxes and withholdings   $   11,736                                    $   11,736
  Loan payable                          2,350                                         2,350
                                   ----------                                    ----------
  Notes payable                        29,628                                        29,628
  Total current  liabilities           43,714


  Deferred income                     230,247                                       230,247

Stockholders' equity
  Preferred Stock
    authorized 10,000,000 shares,
    $0.001 par value each. At
    December 31, 2002, there were
    no shares outstanding.

 Common Stock                          10,400        1,879                           12,279
   authorized 50,000,000 shares,
   $0.001 par value each.
   At December 31, 2001, there
   were 10,400,000 shares
   outstanding .

Additional paid-in capital                           16,911                         (16,911)

Retained earnings                     717,360       (18,245)        18,245          717,360
                                   ----------       --------       --------      ----------

Total stockholders' equity            727,760           545          1,336          726,969
                                   ----------       --------       --------      ----------

Total liabilities and
stockholders' equity               $1,001,721          $545         $1,336       $1,003,602
                                   ==========       ========       ========      ==========


                              WILON RESOURCES, INC.
                  PROFORMA CONSOLIDATED STATEMENT OF OPERATIONS

                                    Wilon        Wilon                       Consolidated
                                  Resources      Energy                    Wilon Resources,
                                     Inc.      Group, Inc.   Adjustments         Inc.
                                 ------------  ------------  ------------  ----------------

Revenue
  Gas and drilling                 $    83,233                                   $   83,233
    program sales
  Royalty income                        76,749                                       76,749
  Sales of interests in gas                483                                          483
                                    ----------              ----------           ----------
    producing properties

  Total revenues                       160,465                                      160,465


Cost of gas and                          5,549                                        5,549
drilling production
  Selling, general and                 114,863                 18,245               133,108
  administrative
  Non cash compensation
   legal and consulting fees
  Depreciation and amortization          6,717                _______                 6,717

Total expense                          127,129                 18,245               145,379
                                    ----------              ----------           ----------
Net  income                         $   33,336              $ (18,245)           $   15,091
                                    ==========              ==========           ==========



                              WILON RESOURCES, INC.
              NOTES TO PROFORMA CONSOLIDATED FINANCIAL STATEMENTS



(1)  GENERAL

     On March 1, 2003, the Company entered into a merger agreement with Wilon Energy Group, Inc., ("Wilon Energy") a Delaware corporation under which Wilon Energy was merged into the Company which was the surviving company in the merger. The Company issued 1,879,000 shares of common stock to the stockholders of Wilon Energy in exchange for all of the capital stock of Wilon Energy; and the stockholders of the Company became the majority stockholders of the combined entity. The transaction has been accounted using the purchase method of accounting, and the purchase price of the transaction is based on the fair market value of the Company's common stock issued. The purchase price will be allocated to the Company's assets acquired by the Company based on their relative fair market values at the acquisition date for as the issuance of shares of common stock. Accordingly, the financial statements of Company became the consolidated financial statements of Wilon Resources, Inc.

(2)  FISCAL YEAR ENDS

     The unaudited proforma consolidated balance sheet includes the balance sheet of the as at December 31, 2002 and Wilon Energy as at March 1, 2003 and unaudited statement of operations for the Company for the year ended December 31, 2002 and the unaudited statements of operations for Wilon Energy for the period from inception to March 1, 2003.

(3)  PRO FORMA ADJUSTMENTS

     The adjustments to the accompanying unaudited consolidated balance sheet are described below:

     (A) Adjustment to reflect issuance of approximately 1,879,000 shares of the Company's stock in exchange for all of the issued and outstanding shares of common stock of Wilon Energy.

     Under this accounting treatment, the assets acquired of Wilon Energy have been recorded at their estimated fair values as of the date of acquisition. The excess purchase price over the fair value of the assets acquired has been recorded as goodwill.

     The following shows the allocation of the purchase price to the assets of the Company.

        Assets acquired at fair value          $      545
        Goodwill                                    1,336
                                               ----------
            Purchase price                       $  1,881
                                               ==========

     There are no anticipated adjustments to the statements of operations and cash flows as a result of the acquisition.

(4)  Transactions of Wilon Energy Group, Inc.

     Prior to the merger of Wilon Energy into the Company, Wilon Energy issued an aggregate of 1,550,000 shares of its common stock in consideration of consulting services valued at $15,500 or $0.01 per share. The shares were issued as follows: 400,000 shares to Colebrook, Inc.; 230,000 shares to Nexgen Holdings, Inc.; 500,000 shares to Falcon Crest, Inc.; 160,000 shares to to Theodore Berk; 160,000 shares to Renegade Consulting, Inc. and 100,000 shares to Joel Pensley, Esq. for legal services. Joel Pensley, Esq. is the beneficial owner of Renegade Consulting.

     Prior to the merger of Wilon Energy into the Company, Wilon Energy also sold 329,000 of its shares of common stock in a private placement for an aggregate consideration of $3,290 or $0.01 per share.

(5)  Change in Company's Capitalization

     Subsequent to the date of the Company's financial statements, the Company amended its certificate of incorporation to increase the authorized number of shares to 50,000,000 shares of common stock, $0.001 par value each share and 10,000,000 shares of preferred stock, $0.001 par value each share.

     Shares of preferred stock may be issued from time to time in one or more classes or series with such dividend rates, voting rights, rights of conversion, rights upon dissolution or liquidation, and with such designations or restrictions thereof as shall be determined by resolution adopted by the Board of Directors at the time such stock is issued without further approval of the shareholders.

     Subsequent to the date of the financial statements and prior to the merger with Wilon Energy, the Company authorized a 10,400 to 1 forward split of the number of shares outstanding from 1,000 to 10,400,000. The number of shares outstanding for each period presented has been restated to reflect the forward split of shares of common stock.

(6) Change of Domicile

     On May 12, 2003, the Company exchanged issued and ouststanding shares on a one-for-one basis with a newly formed Delaware corporation, Wilon Energy Group, Inc. (WEG). It thus became the operating subsidiary of WEG which became its holding company.

     WEG's certificate of incorporation authorizes the issuance of 50,000,000 shares of common stock, $0.001 par value each share and 10,000,000 shares of preferred stock, $0.001 par value each share.

     Shares of preferred stock may be issued from time to time in one or more classes or series with such dividend rates, voting rights, rights of conversion, rights upon dissolution or liquidation, and with such designations or restrictions thereof as shall be determined by resolution adopted by the Board of Directors at the time such stock is issued without further approval of the shareholders.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Delaware General Corporation Law provides for the indemnification of the officers, directors and corporate employees and agents of Wilon Energy Group, Inc. (the "Registrant") under certain circumstances as follows:

INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE.

(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstance of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such court shall deem proper.

(c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or
     (3) by the stockholders.

(e) Expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses including attorneys' fees incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

(f) The indemnification and advancement expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

(h) For purposes of this Section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

     Articles Eighth and Ninth of the Registrant's certificate of incorporation provide as follows:

                                     EIGHTH

     The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the Delaware General Corporation Law, as the same may be amended and supplemented.

                                     NINTH

     The Corporation shall, to the fullest extent permitted by the provisions of
Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action In another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which such person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

     Article XII of the Registrant's by-laws provides as follows:

ARTICLE XII--INDEMNIFICATION OF DIRECTORS AND OFFICERS

     1. Indemnification. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, trustee, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, by itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interest of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was lawful.

     2. Derivative Action. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in the corporation's favor by reason of the fact that such person is or was a director, trustee, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of any other corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of such person's duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, by itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interest of the corporation.

     3. Successful Defense. To the extent that a director, trustee, officer, employee or agent of the corporation has been successful, on the merits or otherwise, in whole or in part, in defense of any action, suit or proceeding referred to in paragraphs 1 and 2 above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     4. Authorization. Any indemnification under paragraph 1 and 2 above (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, trustee, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in paragraph 1 and 2 above. Such determination shall be made (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, (b) by independent legal counsel (selected by one or more of the directors, whether or not a quorum and whether or not disinterested) in a written opinion, or (c) by the stockholders. Anyone making such a determination under this paragraph 4 may determine that a person has met the standards therein set forth as to some claims, issues or matters but not as to others, and may reasonably prorate amounts to be paid as indemnification.

     5. Advances. Expenses incurred in defending civil or criminal actions, suits or proceedings shall be paid by the corporation, at any time or from time to time in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided in paragraph 4 above upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee or agent to repay such amount unless it shall ultimately be determined by the corporation that the payment of expenses is authorized in this Section.

     6. Nonexclusivity. The indemnification provided in this Section shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, by-law, agreement, vote of stockholders or disinterested director or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, trustee, officer, employee or agent and shall insure to the benefit of the heirs, executors, and administrators of such a person.

     7. Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, trustee, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, against any liability assessed against such person in any such capacity or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability.

     8. "Corporation" Defined. For purpose of this action, references to the "corporation" shall include, in addition to the corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, trustees, officers, employees or agents, so that any person who is or was a director, trustee, officer, employee or agent of such of constituent corporation will be considered as if such person was a director, trustee, officer, employee or agent of the corporation.

ITEM 25. EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The other expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are estimated as follows:

Securities and Exchange Commission Registration Fee.............   $      225
Legal Fees......................................................       20,000*
Accounting Fees.................................................       22,000
Printing and Engraving..........................................          500
Blue Sky Qualification Fees and Expenses........................          500
Transfer Agent Fee..............................................        1,000
Miscellaneous...................................................        1,000
                                                                   -----------
       Total....................................................   $   45,225

* Joel Pensley, Esq. has received 200,000 shares of our common stock as securities counsel. He will not receive any cash fee.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     The registrant was formed on May 7, 2003 under the laws of Delaware. On March 1, 2003, Wilon Energy Group, Inc. (WEGI) merged into the registrant and the registrant was the surviving company. Prior to the merger, WEGI issued an aggregate of 1,550,000 shares of its common stock in consideration of consulting services valued at $15,500 or $0.01 per share. The shares were issued as follows: 400,000 shares to Colebrook, Inc.; 230,000 shares to Nexgen Holdings, Inc.; 500,000 shares to Falcon Crest, Inc.; 160,000 shares to to Theodore Berk; 160,000 shares to Renegade Consulting, Inc. and 100,000 shares to Joel Pensley, Esq. for legal services. Joel Pensley, Esq. is the beneficial owner of Renegade Consulting. It also offered and sold pursuant to a private placement under Rule 504 to the Securities Act 329,000 shares at $.01/share

     Wilon Resources, in 1998, issued 1,000 shares of its common stock to Harlis Trust, beneficially owned by its President, Harry Thompson, for $1,000 cash. In April, Wilon Resources forward split its common stock in the ratio of 1,400:1 so that there were 10,400,000 shares of its common stock outstanding. In April, 2003, Harlis Trust distributed 900,000 shares as follows:

Distributee                     Shares
-----------                    --------

Amy Pye                         100,000
Eric Thompson                   100,000
Kevin Thompson                  100,000
S. J. Rutledge                  100,000
Vera F. Baker Trust             400,000
Joel Pensley, Esq.              100,000

     These securities were sold under the exemption from registration provided by Section 4(2) of the Securities Act. Neither the Registrant nor any person acting on its behalf offered or sold the securities by means of any form of general solicitation or general advertising. All purchasers represented in writing that they acquired the securities for their own accounts. A legend was placed on the stock certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom.

                                      II-4


ITEM 28. UNDERTAKINGS.

     The Registrant undertakes:

     (1)  To file,  during any period in which  offers or sales are being  made,
          post-effective   amendment  to  this   registration   statement   (the
          "Registration Statement"):

          (i) To include any prospectus required by Section 10 (a) (3) of the Securities Act of 1933 (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the Effective Date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this registration statement, including (but not limited to) the addition of an underwriter.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to any provisions contained in its Certificate of Incorporation, or by-laws, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                      II-5


                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certified that it has reasonable grounds to believe that it meets all of the requirements of the filing on Form SB-2 and authorized the registration statement to be signed on its behalf by the undersigned, in Chattanooga, Tennessee on May 15, 2003.



                                       WILON ENERGY GROUP, INC.


                                       By:  /s/ Harry Thompson
                                           ----------------------------------
                                            Harry Thompson
                                              President
                                              Chief Executive Officer
                                              Chief Financial Officer




     In accordance with the requirements of the Securities Act of 1933, the registration statement was signed by the following pesons in the capacities and on the dates stated.


   SIGNATURE                TITLE                            DATED
----------------------      ---------------------------      ------------------

/s/ Harry Thompson
----------------------
 Harry Thompson             President, Treasurer,                May 15, 2003
                            and a Director

/s/ Amy Pye
----------------------
 Amy Pye                    Secretary and a Director             May 15, 2003



/s/ Eric J. Thompson
----------------------
 Eric J. Thompson           Vice-President and a Director        May 15, 2003


/s/ Bryan P. S. Gray
----------------------
 Bryan P. S. Gray           Director                             May 15, 2003





                                EXHIBIT INDEX

EXHIBIT
NUMBER      DESCRIPTION
-------     -----------

  3.1      Certificate of Incorporation of Wilon Energy Group, Inc.

  3.2      By-Laws of Wilon Energy Group, Inc.

  3.3 Agreement and Plan of Merger by and between Wilon Resources, Inc. and Wilon Energy Group, Inc. (to be submitted by amendment)

  4.1      Specimen Certificate of Common Stock

  4.2      Acquisition of Wilon Resources, Inc. by Wilon Energy Group, Inc.

  5.1      Opinion of Counsel

 10.1 Stock Purchase Agreement by and between Wilon Energy Group, Inc. and Colebrook, Inc.

 10.3 Stock Purchase Agreement by and between Wilon Energy Group, Inc. and Shayna Consulting, Inc.

 10.4 Gas Well Operating Agreement between Wilon Resources, Inc. with Mid American Completion Co., Inc.

 23.1      Accountant's Consent

 23.2      Counsel's Consent to Use Opinion

------------------